UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

The Children’s Place, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

[ ]	Fee previously paid with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Letter from the Chairman of the Board

April 1, 2022

Dear Fellow Shareholders,

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2022 Annual Meeting of Shareholders of The Children’s Place to be held at 500 Plaza Drive, Secaucus, N.J. on Wednesday, May 11, 2022, at 8:30 a.m. Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. Please refer to “Other Information – Voting Information” on page 79 of the Proxy for more information on how to vote your shares.

The Company had a record-setting year in fiscal 2021 following the extreme disruption of the COVID-19 pandemic during 2020. The significant structural changes made to our business, combined with the accelerated digital investments made pre-pandemic, were key drivers of the Company’s accelerated operating margin expansion and our other record-setting financial results in fiscal 2021, including:

Adjusted gross margin increased 1,472 basis points to 41.6%

Adjusted operating margin increased 1,879 basis points to 15.1%

Adjusted EPS increased 467% to $13.40 per share from a loss of ($3.65) per share in fiscal 2020

In fiscal 2021, the Company also launched its newest brand, Sugar & Jade, targeted at the $8 billion U.S. tween market. This launch provides another catalyst for growth and value creation for our shareholders.

On behalf of the Board, I want to thank each of the members of our management team and our associates for their unwavering dedication and hard work during these difficult times.

In November 2021, the Company released its annual Environment, Social and Governance (ESG) Report. The ESG Report details the significant progress made on the Company’s environmental initiatives and goals, including its science-based goals to reduce greenhouse gas emissions, and the measureable targets to increase the use of more sustainable raw materials in its products and to reduce the use of water and chemicals in its global supply chain. The ESG Report also highlights the Company’s commitment to social topics, including Board and workforce diversity, equity in pay and opportunity, building an inclusive environment where all people feel welcomed and valued, giving back to children and families in need, and worker well-being in our global supply chain. Recognizing the increased importance to the Company’s business and its shareholders and other stakeholders of enhanced Board and Committee oversight of ESG, including diversity, equity and inclusion, also in November, we updated Committee charters, renamed Committees, and refreshed Committee composition. We took all of these actions to formalize the expanded oversight by Committees of the Company’s ESG and DE&I initiatives and goals.

The Company continued its longstanding practice of engaging with our shareholders in 2021. The Company reached out to shareholders holding over 77% of its outstanding shares and spoke with shareholders holding over 32% of outstanding shares. The Chair of our Corporate Responsibility, Sustainability & Governance Committee – Joseph Alutto – and the Chair of our Human Capital & Compensation Committee –Joseph Gromek – together with members of senior management participated in all conversations with shareholders and feedback was shared with the entire Board. For more information on our shareholder engagement efforts, please refer to the “Proxy Summary” and the “Compensation Discussion & Analysis” beginning on pages 1 and 37, respectively, of the Proxy.

We greatly appreciate the time and effort our shareholders made to engage with us and we look forward to continuing the dialogue in the coming years.

In closing, I would like to say a word about Joe Gromek, a Director since 2011 and Chair of our Human Capital & Compensation Committee for a decade, who is retiring from the Board at the Annual Meeting. In reflecting on his many accomplishments, including his key role in shareholder engagement throughout his long tenure on the Board, I express the Board’s and the Company’s sincerest gratitude for his years of exemplary service.

Very truly yours,

Norman Matthews
Chairman of the Board

April 1, 2022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of The Children’s Place, Inc. (referred to in this Proxy Statement as “we”, “The Children’s Place” or the “Company”) will be held at 500 Plaza Drive, Secaucus, New Jersey on Wednesday, May 11, 2022, at 8:30 a.m. (Eastern), for the following purposes:

1.	To elect ten members (the “Directors”) of the Board of Directors (the “Board”), each to serve for a one-year term;

2.	To ratify the selection of Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for fiscal 2022; and

3.	To conduct an advisory vote to approve the compensation (“Say-on-Pay”) of the Company’s named executive officers (the “NEOs”).

Shareholders of record at the close of business on March 25, 2022 (the “Record Date”) are entitled to vote at the Annual Meeting.

Your vote is important. We encourage you to vote by proxy, even if you plan to attend the Annual Meeting. You may vote your proxy via the internet or by telephone by following the instructions included on your proxy card. You may also vote by mail by signing, dating and returning your proxy card in the envelope provided. Voting now will not limit your right to change your vote and/or to attend the Annual Meeting.

By order of the Board of Directors,

Jared E. Shure
Senior Vice President, General Counsel and Corporate Secretary
The Children’s Place, Inc.
500 Plaza Drive
Secaucus, New Jersey 07094

If you have any questions or require any assistance with voting your shares, please contact:

MACKENZIE PARTNERS, INC.

1407 Broadway, 27th Floor
New York, New York 10018
(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

2022 PROXY STATEMENT	I

PROXY SUMMARY

The Children’s Place is sending you this Proxy Statement in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting. The below summary highlights key information contained in this Proxy Statement. As it is only a summary, please review the entire Proxy Statement and the accompanying Annual Report before you vote.

Summary of Shareholder Voting Matters

At our Annual Meeting at 500 Plaza Drive, Secaucus, New Jersey on Wednesday, May 11, 2022, at 8:30 a.m. (Eastern), shareholders are being asked to vote on the following matters:

Proposal	Board Vote Recommendation	Page Reference
1. Election of Ten Members of the Board of Directors	FOR each Nominee	75
2. Ratification of Selection of Independent Registered Public Accounting Firm	FOR	76
3. Say-on-Pay – Advisory Vote on NEO Compensation	FOR	78

Fiscal 2021 Overview

Fiscal 2021 built upon fiscal 2020, which was the most transformative year in the Company’s history. We have leveraged a very difficult two-year period to significantly accelerate our strategic digital transformation made possible by our pre-pandemic digital investments. Our significant structural reset to a digital first company is a key driver of our record financial results in fiscal 2021.

Fiscal 2021 highlights:

•	Achieved record adjusted gross margin, adjusted operating margin and adjusted EPS:

Adjusted gross margin increased 1,472 basis points to 41.6% of net sales.

Adjusted operating margin increased 1,879 basis points to 15.1% of sales.

Adjusted EPS increased 467% to $13.40 per diluted share compared to a loss of ($3.65) per diluted share last year.

•	Our digital sales represented approximately 45% of total sales in fiscal 2021 and, near term, we are targeting a 50% annual digital penetration.

•	We have capitalized on our ability to secure favorable lease terms to accelerate our fleet optimization strategy and, as a result of the favorable lease terms secured, we closed 256 stores in the past two fiscal years against an original target of 300 closures.

•	While managing the challenges of the COVID-19 pandemic, we launched our newest brand, Sugar & Jade, targeted at the approximately $8 billion U.S. tween market.

2022 PROXY STATEMENT	1

PROXY SUMMARY

•	We published a comprehensive Environment, Social & Governance (“ESG”) Report which details the Company’s strategic approach to ESG, including 22 public goals across our global operations, aligned with SASB guidelines, GRI standards and United Nations Sustainable Development Goals and has been prepared in accordance with the GRI Standards Core option and the Sustainability Accounting Standards Board (SASB) Apparel, Accessories & Footwear Sustainability Accounting Standard.

•	Given the importance of ESG topics, including diversity, equity and inclusion (“DE&I”), to our business and our stakeholders, we expanded the oversight roles of Board Committees for ESG and DE&I, and we refreshed Committee composition to better leverage Director skill sets.

•	With a focus on gender and racial diversity, and in line with our policy of Board refreshment, we appointed two new Directors to our Board in fiscal 2021, building upon the three new Directors appointed in fiscal 2019 and fiscal 2020. Of these five new Directors, four are women and two are Black.

2	2022 PROXY STATEMENT

PROXY SUMMARY

Fiscal 2021 Financial Performance Highlights

2022 PROXY STATEMENT	3

PROXY SUMMARY

A reconciliation of Non-GAAP (Adjusted) financial information to GAAP financial information provided herein is set forth in Annex A to this Proxy Statement

1	See “Peer Group” on Page 48

4	2022 PROXY STATEMENT

PROXY SUMMARY

Election of Ten Members of the Board of Directors

The Board has nominated ten persons for election at the Annual Meeting. Joseph Gromek, an independent director since 2011 and the Human Capital & Compensation Committee Chair, is retiring from the Board at the Annual Meeting. The Board recommends that shareholders vote “FOR” each of the nominees named below. Our thoughtful approach to Board refreshment prioritizes gender and racial diversity, as well as relevant business and industry experience, when considering recruitment of directors, as demonstrated by the five newest directors who joined the Board in the past three years – Mses. Boland, Griffin, Kountze and Reiner, and Mr. Frascotti.

Name, Tenure, Committees	Age	Gender Diversity	Racial Diversity	Other Public Company Boards
Dr. Joseph Alutto Independent Director since 2008 Corporate Responsibility, Sustainability & Governance Committee (Chair)	80
John E. Bachman Independent Director since 2016 Audit (Chair); Corporate Responsibility, Sustainability & Governance Committees	66			2
Marla Beck Independent Director since 2015 Corporate Responsibility, Sustainability & Governance Committee	51
Elizabeth J. Boland Independent Director since 2019 Audit Committee	62
Jane Elfers Director since 2010 CEO and President	61
John A. Frascotti Independent Director since 2021 Corporate Responsibility, Sustainability & Governance Committee	61			1
Tracey R. Griffin Independent Director since 2020 Human Capital & Compensation Committee	57			1

2022 PROXY STATEMENT	5

PROXY SUMMARY

Name, Tenure, Committees	Age	Gender Diversity	Racial Diversity	Other Public Company Boards
Katherine Kountze Independent Director since 2021 Audit Committee	59			1
Norman Matthews Independent Director since 2009 Chairman of the Board Human Capital & Compensation; Corporate Responsibility, Sustainability & Governance Committees	89			3
Debby Reiner Independent Director since 2019 Human Capital & Compensation Committee (Chair, effective immediately following the Annual Meeting)	54

Our Board nominees individually and collectively possess the diverse backgrounds, skills and experience necessary to further our strategy and to address the risks we face in the rapidly changing business environment in which we operate.

Highly Independent	Balanced Tenure	Diverse Perspectives

6	2022 PROXY STATEMENT

PROXY SUMMARY

The Board has been shaped by actions taken over the years in furtherance of the Board’s policy of Director refreshment based on the Board’s annual self-assessment process and Director skill set mapping activities. The skill sets of our Directors align to our strategic initiatives, including a focus on product, digital transformation and optimization of our store fleet. The skills and experience of each Director are reflected in the table below.

Summary of Director Nominee Core Competencies
Experience/Attribute	Alutto	Bachman	Beck	Boland	Elfers	Frascotti	Griffin	Kountze	Matthews	Reiner
Leadership/ Strategy	X	X	X	X	X	X	X	X	X	X
General Management/ C-Suite Experience	X	X	X	X	X	X	X	X	X	X
Governance/ Public Board Service	X	X	X	X	X	X	X	X	X	X
Retail/ Specialty Retail			X		X	X	X		X	X
Digital/Omni-Channel/ Marketing			X		X	X	X	X	X	X
Global Business/ International Operations		X		X	X	X	X		X	X
Technology Implementation			X		X		X	X
Finance/Accounting/ Risk Management		X	X	X	X		X		X

2022 PROXY STATEMENT	7

PROXY SUMMARY

2021 Shareholder Engagement and Say-on-Pay Vote

2021 Shareholder Engagement

Shareholders Contacted	Shareholders Engaged	Director Participation
Over 77% of our outstanding shares at the time of invitation	Over 32% of our outstanding shares at the time of invitation	Two independent Directors, together with members of senior management, participated in all engagement conversations
Primary Topics Discussed

• Company Responsiveness to Shareholder Feedback

• Fiscal 2021 CEO Compensation Overview

• Fiscal 2021 Financial Performance Highlights, Accelerated Digital Transformation and Fleet Optimization Initiatives

• ESG Focus, Initiatives, Goals and Enhanced Disclosure

• Expanded Oversight Roles of Board Committees for ESG, including DE&I

• Board Refreshment

Shareholder Engagement

Our Board and senior management team have a long and continuous history of engaging with shareholders and responding to their feedback. 2021 marked the 10th consecutive year that members of the Board –– the Chair of the Corporate Responsibility, Sustainability & Governance Committee and the Chair of the Human Capital & Compensation Committee –– together with members of senior management, engaged in conversations with our shareholders to exchange ideas and share perspectives.

In 2021, we reached out to and spoke with shareholders holding over 77% and 32% of our outstanding shares, respectively. Those who declined our invitation indicated either that they did not have any questions or a need to engage, and a few did not respond. We provided all invited shareholders (77%) with a presentation that outlined the important topics on which we wished to obtain their feedback. Shareholders who declined to engage did not indicate that they had any concerns with the matters set forth in the presentation. We also held calls with proxy advisory firms Institutional Shareholder Services (“ISS”) and Glass Lewis to discuss our outreach process and the shareholder feedback we received.

8	2022 PROXY STATEMENT

PROXY SUMMARY

Feedback on 2021 Say-on-Pay Vote

Our Board was disappointed by the lack of support for our Say-on-Pay resolution at the 2021 annual meeting of shareholders, which received 49% of the votes cast in its favor. In our engagement with shareholders since the 2021 annual meeting, we sought their feedback to understand how we could be responsive to their concerns.

We heard from shareholders that their Say-on-Pay concerns were primarily driven by the one-time modification the Board made to our CEO’s 2019 equity award under the Company’s long term incentive plan (“LTIP”). The Board weighed this decision to modify the award thoughtfully, and ultimately determined that this action was necessary to retain, incentivize and align the interests of our highly valued CEO during a most difficult time for the Company. We discussed with shareholders that because we disclosed the modification to our CEO’s 2019 LTIP award in the proxy materials for our 2021 annual meeting, it was already considered as part of our 2021 Say-on-Pay vote, even though pursuant to SEC proxy rules it will appear and be treated as a new grant in fiscal 2020 in the Summary Compensation Table in this Proxy Statement for our 2022 Annual Meeting.

In addition, we heard from shareholders that they strongly supported the go-forward enhancements made to our CEO’s fiscal 2021 compensation discussed below.

How We Responded

In response to the 2021 Say-on-Pay vote, the Board has committed not to repeat the modification of LTIP performance-based awards: going forward, during the performance period, the Board will not modify the pre-set performance goals under outstanding performance-based equity awards.

Further, the Board made several enhancements to our CEO’s fiscal 2021 compensation that were based on shareholder feedback. These changes for fiscal 2021 included:

•	Significantly reducing the CEO’s aggregate LTIP equity award date value (to $6 million from $10 million);

•	Granting performance-based equity as a larger percentage (to 70% from 50%) of the overall CEO LTIP opportunity; and

•	Restoring core performance metrics for the CEO LTIP award, combined with the continued use of ESG and relative ROIC modifiers.

Also, in response to the 2021 Say-on-Pay vote, our CEO declined to accept an LTIP equity award for fiscal 2022, and as such her total compensation for fiscal 2022 will consist only of her salary and Management Bonus Plan opportunity. For fiscal 2022, her salary will remain the same ($1,100,000) and her target and maximum bonus opportunity under the 2022 Management Bonus Plan will be the same as in prior years – a target of 160% of salary and a maximum of 200% of target, based on an adjusted operating income target for fiscal 2022.

2022 PROXY STATEMENT	9

PROXY SUMMARY

The full array of topics discussed with our shareholders during our fiscal year-end engagement is set forth below.

Topics	Key Points Discussed
Fiscal 2021 CEO Compensation	•	As previously disclosed in our 2021 proxy statement, shareholder feedback led to go-forward enhancements to CEO compensation for fiscal 2021:
Significantly reduced total CEO compensation as a result of a large reduction in the aggregate award date value of equity under the Company’s LTIP: $6 million award date value of CEO equity awards in fiscal 2021 versus $10 million in fiscal 2020 and prior years
Greater percentage of CEO performance-based equity awards (PRSUs): 70% in fiscal 2021 versus 50% in fiscal 2020
Restored core financial performance metrics for PRSUs (adjusted EPS, adjusted operating margin expansion and adjusted ROIC) and restored three-year performance period
Continued the use of an ESG modifier (percentage use of responsibly sourced Better Cotton) and resumed the use of a relative adjusted ROIC modifier for PRSUs
	•	Steps taken in response to shareholder feedback and to address the 2021 Say-on-Pay vote will significantly tighten the link between pay and performance.
	•	We noted to shareholders that due to SEC disclosure requirements, the Summary Compensation Table in this 2022 Proxy Statement would reflect the one-time modification to the CEO’s 2019 LTIP award as a new award in fiscal 2020, despite that modification having already been disclosed in our 2021 proxy statement and accounted for in our 2021 Say-on-Pay vote.

Fiscal 2021 Performance Highlights	•	Achieved record adjusted gross margin, adjusted operating margin and adjusted EPS in fiscal 2021.
	•	Accelerated strategic digital transformation, with our digital sales representing approximately 45% of total sales in fiscal 2021 and a near term annual digital penetration planned at 50%.
	•	In furtherance of our fleet optimization strategy, given our ability to secure favorable lease terms, we closed 256 stores in fiscal 2020 and 2021 against an original target of 300 closures.
	•	While managing the challenges of the COVID-19 pandemic, we introduced Sugar & Jade into the Company’s portfolio of brands that also includes The Children’s Place and Gymboree.

10	2022 PROXY STATEMENT

PROXY SUMMARY

Topics	Key Points Discussed
ESG Focus, Initiatives, Goals and Enhanced Disclosure	•	Since 2015, we have continuously expanded our ESG initiatives, goals and strategic partnerships. For 2021, this included accelerating our ESG initiatives and goal-setting and enhancing our reporting to align with our business strategy and in keeping with feedback from shareholders.
	•	Our ESG focus areas support our commitment to cultivate a more sustainable environment and a more equitable and inclusive culture.
Environmental Initiatives
		•	Climate & Energy
		•	Sustainable Raw Materials
		•	Water Stewardship
		•	Chemical Management
		•	Waste & Circularity
People Focus
		•	Diversity, Equity & Inclusion
		•	Workplace Health & Safety
		•	Talent
		•	Community
Supply Chain Matters
		•	Supply Chain Compliance
		•	Worker Well-Being
	•	We published a comprehensive ESG Report in November 2021, which is available at http://corporate.childrensplace.com under the ESG tab. This ESG Report includes 22 public goals across our global operations, and reported against SASB guidelines, GRI core standards and United Nations Sustainable Development Goals and has been prepared in accordance with the GRI Standards Core option and the Sustainability Accounting Standards Board (SASB) Apparel, Accessories & Footwear Sustainability Accounting Standard, including quantitative goals covering:
Science-based goals for reduction of greenhouse gas emissions, covering scope 1, 2 and 3 emissions
Use of responsibly sourced Better Cotton
Use of recycled polyester fibers
Reduction of water usage in manufacturing and processing operations at top denim and woven bottoms third-party factories
Diversion of waste generated at our corporate headquarters, distribution centers and retail stores
Increased representation by Black associates at our U.S. corporate headquarters

2022 PROXY STATEMENT	11

PROXY SUMMARY

Topics	Key Points Discussed
Human Capital Management and DE&I Topics	•	We invest in our associates, foster the well-being of the people who make our products and give back through philanthropic activities.
	•	We believe that diverse teams operating in an equitable and inclusive environment where all people feel welcomed and valued enhances our business results. As reported in the Company’s ESG Report:
Over 50% of both our Board of Directors and our senior leadership team are women;
87% of our associates are women; and
64% of our associates identify as racially diverse.
	•	We published complete EEO-1 data in our ESG Report.
Expanded Board Committee Oversight of ESG Initiatives and Goals	•	Recognizing the increased importance to our business and our stakeholders of enhanced Board oversight of ESG and DE&I topics, in fiscal 2021, we updated Board Committee charters, renamed Board Committees and refreshed Committee composition, all to formalize the expanded oversight by Board Committees of ESG and DE&I initiatives and goals:
Corporate Responsibility, Sustainability & Governance Committee (formerly Nominating & Corporate Governance Committee) – now oversees environmental topics, as well as social topics focused on supply chain compliance and worker well-being – in addition to corporate governance matters
Human Capital & Compensation Committee (formerly Compensation Committee) – now oversees DE&I initiatives and other human capital management topics – in addition to compensation matters
Board Refreshment	•	With a focus on gender and racial diversity, the Board has appointed five new Directors since 2019 (two in fiscal 2021), four of whom are women and two of whom are Black. The new Directors add to the Board’s skill sets, including on ESG topics.

12	2022 PROXY STATEMENT

PROXY SUMMARY

Corporate Governance and Executive Compensation Best Practices

The Board has proactively, with regular input from shareholders, enhanced the Company’s governance and executive compensation frameworks to support our business and align with market best practices.

Corporate Governance Best Practices
Robust annual shareholder engagement activities
Separate Chairman and CEO roles, with independent Board Chairman
Declassified Board, with annual elections for all Directors
Majority voting for all Directors
Explicit disclosure regarding Board’s decision-making processes
Sound practices on Director refreshment, succession planning and diversity
Annual mapping of Director skill sets and experience to business strategy
Annual Board, Committee and individual independent Director self-assessments
Limit on Director participation on outside public company boards
Special meeting rights for shareholders (25% ownership threshold)
Proxy access
Updated advance notice provisions to lengthen notice window for the submission of stockholder proposals
No supermajority voting requirements
Robust risk management activities
Publication of a comprehensive annual ESG report aligned to SASB guidelines and GRI standards
Expanded oversight of ESG topics across Board Committees

Executive and Director Compensation Best Practices
Value driving performance metrics in the annual bonus plan and LTIP that measure progress on our financial results, strategic growth initiatives and include a sustainability (ESG) metric in LTIP awards
Robust stock ownership guidelines and holding requirements for our CEO, other senior executives and independent Directors
No tax gross-ups (excluding those in connection with standard relocation expenses)
All equity subject to “double trigger” vesting upon a change in control
Annual benchmarking of independent Director compensation by an independent compensation consultant
Cap on the aggregate fair market value of equity awards made to each independent Director in any calendar year
Annual compensation risk assessment by management and an independent compensation consultant
Annual peer group review by an independent compensation consultant
Incentive compensation clawback policy in the case of financial restatements and other activity that is in conflict with or adverse to the interests of the Company, applicable to both the annual bonus plan and LTIP
No hedging and pledging activities in Company stock by our Directors, executives (including our NEOs) and employees
Bonus and performance share caps

2022 PROXY STATEMENT	13

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Our Corporate Governance Framework

The Board strongly believes that good corporate governance accompanies and aids our long-term business success.

Corporate Governance Policies and Practices

Board and Committee Independence

•	Strict Director Independence Standards. The Board believes that in order to maintain its objective oversight of Company management, the Board must consist of a substantial majority of independent Directors. The Board makes an annual independence determination concerning its Directors using guidelines established to assist the Board in making these determinations. These guidelines are contained in our Corporate Governance Guidelines and in our Related Person Transactions Policy and cover, among other things, employment, family, compensatory and business relationships, and relationships with our independent registered public accounting firm. With the sole exception of Jane Elfers, our President and Chief Executive Officer (“CEO”), all of our Directors are non-management directors who meet the criteria for independence under our guidelines and the listing standards of The NASDAQ Stock Market (“NASDAQ”). In addition, all members of all of our Board Committees are independent Directors, and no Director is related to another Director.

Our Board also makes an annual determination that: (i) all of the members of the Audit Committee are “independent” within the meaning of applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Securities and Exchange Commission (“SEC”) rules and regulations and NASDAQ listing standards, as well as the ISS’ independence guidelines for purposes of overseeing the Company’s information security risk management, and meet the “financial sophistication” requirement of NASDAQ rules; and (ii) all of the members of the Human Capital & Compensation Committee are “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act and “independent” within the meaning of applicable SEC rules and regulations. Finally, our Board has also determined that two members of the Audit Committee, Mr. Bachman and Ms. Boland, qualify as “audit committee financial experts” as defined in Item 407(d)(5) of Regulation S-K of the Exchange Act.

•	Executive Sessions of Independent Directors. Executive sessions of independent Directors are an important governance practice because they enable our independent Directors to discuss matters such as strategy, succession planning, risk, senior executive performance and compensation, future agenda items, and Board and Committee priorities and effectiveness, all without management present. Led by an independent Chairman of the Board and independent Committee Chairs, the independent Directors of the Board and each Committee meet in executive session, without our CEO or other members of Company management present, at every regularly scheduled Board and Committee meeting.

Board Composition and Continuous Evaluation

•	Board Skill Set and Experience. An important function of our Corporate Responsibility, Sustainability & Governance Committee is to evaluate whether the members of our Board, as a whole, possess a mix of the diverse skills, backgrounds and experience that are necessary to further the Company’s strategy and address the risks we face in the rapidly changing business environment in which we operate.

Our current strategic initiatives consist of a focus on product, digital transformation, and optimization of our store fleet. The skills and experience of our Directors that complement these strategic initiatives include strategy development and oversight, product development, brand management and marketing, digital and mobile experience, and omni-channel and technology implementation. These skills, together with a background in such areas as public company board of director experience, C-suite and other senior leadership experience, finance, risk management, accounting and auditing, talent and performance management, and executive compensation enable our Board to effectively further the strategic objectives of our Company and monitor and assess the operational, financial and compliance risks faced by our Company. See the Summary of Director Nominee Core Competencies table on page 7 above under the heading “Proxy Summary”.

14	2022 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

•	Diverse Perspectives. Our Board believes that diversity in gender, race, thinking, experience, background and approach resulting from its policy of refreshment and succession planning enhances Board leadership, deliberations and decision making, and are critical to the Board’s acting as a creative and problem-solving body. A goal of our refreshment and succession planning activities is also to have our Directors be representative of our customers and associates; the vast majority of our customers and associates are women, and six of our Director nominees, representing 60% of all Director nominees, are women. In addition, two of our Director nominees, representing 20% of all Director nominees, are racially diverse.

•	Balanced Tenure. Our Directors’ tenure ranges from <1 to 14 years, providing the Board with a balance of fresh perspectives and the benefit of experience. The average tenure of our independent Director nominees is approximately seven years.

•	Board, Committee and Director Evaluation Process. Annually, the Corporate Responsibility, Sustainability & Governance Committee engages in an important process to evaluate the relevance and the breadth of our independent Directors’ skills, backgrounds and experience. The Committee conducts a formal evaluation of how well the Board functions and performs, the membership, leadership, roles and performance of each of the Board’s Committees, and the skill sets and contribution of individual independent Directors. The centerpiece of this process is the analysis of a self-assessment questionnaire completed by each independent Director. The questionnaire is updated as appropriate, and uses criteria that the Board and its outside advisors have determined to be important to the success of both the Board and the Company following a review of our Board’s activities and external best practices.

Board as a Whole and Committees. The questionnaire is designed to elicit a critical evaluation by the independent Directors of the performance of the Board and its Committees, including assessing agendas, informational needs, composition, processes, dynamics and effectiveness. The Corporate Responsibility, Sustainability & Governance Committee shares its findings and recommendations with the Board. The Board then considers the results of the evaluation and recommendations and, as necessary, identifies and authorizes steps to be taken to enhance Board and Board Committee performance.

Individual Independent Directors. The questionnaire is also designed to elicit a critical evaluation by the independent Directors of their peers. Independent Directors evaluate their peers on the basis of effectiveness and various attribute criteria. In addition, independent Directors evaluate and grade each of their peers’ contribution to the Board and its Committees, and, periodically, each independent Director rates his or her skill sets against a list of skill sets, experience and attributes important to the Company. The resulting feedback is shared with the individual independent Directors. The Corporate Responsibility, Sustainability & Governance Committee utilizes the feedback to inform its succession planning. The Committee also utilizes the skill set inventory to identify any gaps in relevant knowledge and experience not covered by existing independent Directors. This process results in a discussion on how our Board is constituted currently and how our Board could be constituted in the future to align with our strategic objectives.

•	Board and Committee Refreshment and Succession Planning. By annually identifying and mapping individual skill sets, backgrounds and experience, and annually engaging in a Board, Committee and independent Director self-assessment and evaluation process, the Board prioritizes refreshment and succession planning for the Board, as a whole, as well as each of the Board’s Committees.

Our annual skill set mapping in fiscal 2021 led us to identify an opportunity to further enhance our Board’s and Committees’ skills and experience in key areas important to the Company’s strategic initiatives. As a result, the Board appointed two new independent Directors in fiscal 2021:

○	John A. Frascotti was appointed as a Director in June 2021 and as a member of the Corporate Responsibility, Sustainability & Governance Committee in October 2021. Mr. Frascotti brings to the Board years of experience as a senior executive and his extensive expertise and leadership extends to brand building, omni-channel retail strategies, digital marketing, global supply chain management, investor relations and talent development.

2022 PROXY STATEMENT	15

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

○	Katherine Kountze was appointed as a Director and as a member of the Audit Committee in November 2021. Ms. Kountze brings valuable insight to the Board as an expert in cybersecurity and as an experienced information technology and cybersecurity C-suite executive, and will be a key liaison between the Board and management as we continue our focus on our accelerated digital transformation.

Board Engagement

•	Limit the Number of Public Company Boards. Our Corporate Governance Guidelines limit the number of public company boards of directors (including our Company) on which our Directors may serve to four, for our independent Directors, and two (including our Company), for our CEO. No independent Director serves on more than three other public company boards and our CEO does not serve on any other public company board.

Board and Committee Oversight

•	Oversight Role of Board. The Board plays a fundamental role in overseeing the Company’s strategy, succession planning and risk management activities. In addition, the Board has charged each of our standing Committees with the responsibility for the oversight of the management of certain risks.

Strategy. The Board reviews and evaluates the Company’s execution of its strategic initiatives, engages in reviews with senior management, conducts separate independent Director sessions without our CEO or other members of the Company management present during which the Company’s strategy is evaluated and discussed, and receives presentations throughout the year on important aspects of the implementation of these initiatives. These periodic presentations include a review of the progress on initiatives, and reports from specific departments such as finance, information technology, supply chain, real estate, human resources and legal.

Succession Planning and Emergency Plans. CEO succession planning is a topic reviewed annually by our Board. In addition to conducting a review and evaluation of the skills and competencies needed to be possessed by potential CEO successors, our Board also has established a CEO emergency succession plan to prepare for unanticipated circumstances. The Board has a similar plan in place for the Chairman of the Board. On an annual basis, the Board also engages in an in-depth review of the succession planning for the senior leaders of the Company’s management team.

Risk Management. Our Board and its three standing Committees regularly review and evaluate management’s activities concerning the identification, ranking, mitigation and monitoring of the major strategic, operational, financial, compliance and reputational risks we face in the course of our domestic and international business operations. Following a comprehension review and analysis in fiscal 2021 of Board oversight of ESG and human capital management matters by the then-named Nominating & Corporate Governance Committee, in conjunction with governance and legal advisors, the Board approved the Committee’s recommendations concerning the updating of Board Committee charters, the renaming of the Board Committees and the refreshment of the composition of the Board Committees, all to formalize the expanded oversight by the Board Committees of ESG initiatives and goals, including items related to diversity, equity and inclusion. For more detailed information on these changes, please see the section entitled “Board of Directors and Board Committees” beginning on page 19 below.

○	Corporate Responsibility, Sustainability & Governance Committee. Our Corporate Responsibility, Sustainability & Governance Committee (formerly the Nominating & Corporate Governance Committee) now has the oversight responsibility for ESG and governance risks. With respect to ESG matters, the Corporate Responsibility, Sustainability & Governance Committee receives reports on a regular basis from executives in charge of the Company’s various environmental and social initiatives and goals. The Corporate Responsibility, Sustainability & Governance Committee dedicates two meetings each year to an in-depth discussion of ESG topics, including matters related to environmental and social initiatives, progress toward public goals and the Company’s overall ESG roadmap. Regarding governance matters, the Committee regularly reviews the composition, skill sets and experience of our Board and individual Directors to assess the Board’s gender and racial diversity, the diversity of background and experience, and

16	2022 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

the skill sets necessary to oversee the Company’s strategic growth initiatives. This Committee also regularly reviews the Company’s governance policies, guidelines and practices, including with the periodic input of appropriate outside advisors, in order to continue to ensure that our policies, guidelines and practices reflect industry best practices.

○	Human Capital & Compensation Committee. Our Human Capital & Compensation Committee (formerly the Compensation Committee) has oversight responsibility for human capital management and compensation risk. The Committee receives reports on a regular basis from executives in charge of the Company’s various human capital/DE&I initiatives, as well as a report from its independent compensation consultants and management concerning their assessment of risk, if any, arising from the Company’s compensation policies and practices. The Human Capital & Compensation Committee dedicates two meetings each year to an in-depth discussion of the various human capital/DE&I initiatives, including matters related to our public goals and the Company’s overall human capital management roadmap.

○	Audit Committee. Our Audit Committee has the oversight responsibility for financial and enterprise risks. In connection with the oversight of financial risk, the Audit Committee meets regularly, together and separately, with senior finance management, the head of internal control and the Company’s independent auditors. With respect to enterprise risk oversight, the Audit Committee receives reports on a regular basis concerning the activities of the Company’s Strategic Risk Committee (“SRC”), which is composed of members of the Company’s senior leadership team. The Audit Committee dedicates two meetings each year to an in-depth discussion of enterprise risk topics with the SRC’s members, including matters related to our global supply chain, information and data security, privacy, and business transformation activities. The SRC is composed of senior leaders from various business units where a particular risk resides, including the sourcing, logistics, information technology, finance, internal audit, human resources and legal departments. The SRC meets regularly throughout the year to discuss the identification and mitigation of enterprise risks, and is advised by third-party experts where appropriate (e.g., technical and legal experts on cybersecurity, privacy and business continuity matters).

○	Board of Directors. Our Board receives regular reports from the Chairs of the Corporate Responsibility, Sustainability & Governance, Human Capital & Compensation and Audit Committees. The Board meets periodically with members of the Company’s SRC to discuss risk identification and mitigation activities. The Board also meets periodically with the Company’s third-party cybersecurity, privacy, financial and other experts to obtain their perspective on various matters. Finally, our Directors apply the breadth and depth of their own experience in domestic and international business operations, finance and accounting, and other fields in this risk oversight function.

For more detailed information on the changes described above concerning our Board Committees’ oversight responsibilities, see “Board of Directors and Board Committees” beginning on page 19 below.

Ensuring Board Accountability

•	Shareholder Oversight. The Company’s governance practices provide for Board accountability to the Company’s shareholders through: (i) majority voting for Directors in uncontested elections; (ii) declassification of the Board by providing for the annual election of all Directors; (iii) the ability for 25% of our shareholders to call special meetings; and (iv) the elimination of super-majority voting requirements to amend our Charter and Bylaw provisions.

•	Proxy Access. Our Bylaws provide proxy access rights to our shareholders pursuant to which the Company will include the names of up to two Director nominees (or, if greater, that number equal to 20% of the Board) in our proxy materials proposed by a shareholder or a group of up to 20 shareholders who have continuously owned 3% or more of our Common Stock for three years or more.

2022 PROXY STATEMENT	17

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Ensuring Management Accountability

•	Performance-Based Compensation. The Company has linked a substantial portion of the pay of its executives directly to the Company’s performance. As described in greater detail under the heading “Compensation Discussion & Analysis” beginning on page 37 below, the Human Capital & Compensation Committee adheres to this pay-for-performance philosophy, and performance-based short-term and long-term incentives (cash and equity) comprise a significant component of our executives’ overall compensation.

•	Effective Performance Metrics. An important governance function is to measure progress in achieving strategic growth initiatives in an objective and quantitative manner, and to hold management accountable and reward success. Our Human Capital & Compensation Committee gives effect to this function through the adoption of performance metrics for the Company’s annual bonus plan and LTIP which directly measure progress in advancing our strategic growth initiatives and achieving our financial and sustainability goals, hold senior management accountable for financial and operational results over which they have more direct influence, and are key value creation drivers in the specialty retail industry.

Board Leadership Structure

•	Separate Chairman and CEO. The Board selects the Company’s CEO and Chairman of the Board in the manner that it determines to be in the best interests of the Company’s shareholders. The Board has determined that having an independent Director serve as Chairman of the Board is in the best interests of the Company’s shareholders at this time. Our Board believes that this structure ensures a greater role for the independent Directors in the oversight of the Company and active participation of the independent Directors in setting Board and Committee agendas and establishing priorities and procedures. Further, this structure permits the CEO to focus on the Company’s strategic matters and the management of the Company’s day-to-day operations.

•	Committee Chairs. Our Board’s leadership structure also includes independent, experienced and involved Board Committee Chairs.

Established Policies Guide Governance and Business Integrity

•	Charters for Board Committees. Each of the Corporate Responsibility, Sustainability & Governance Committee, Human Capital & Compensation Committee and Audit Committee has a charter developed and maintained under the leadership of its Committee Chair. The Committee charters describe the purpose, responsibilities, structure and operations of each Committee. The Human Capital & Compensation Committee charter and the Audit Committee charter include the authority and responsibilities of each Committee under the applicable rules and regulations of the SEC and NASDAQ. For information concerning the updating of Committee charters in fiscal 2021, please see the section entitled “Board of Directors and Board Committees” beginning on page 19 below.

•	Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines reflect the Board’s views and Company policy regarding significant corporate governance issues. As part of its ongoing review of best practices in corporate governance, the Board reviews these guidelines annually and updates these guidelines as appropriate.

•	Code of Business Conduct. The Company’s Code of Business Conduct is designed to promote the highest ethical standards in all of the Company’s business dealings. The Code of Business Conduct applies to the Directors, officers (including its principal executive officer, principal financial officer and principal accounting officer) and employees.

•	Anti-Corruption Policy. The Company’s Anti-Corruption Policy requires compliance with all laws, domestic and foreign, prohibiting improper payments or inducements to any person, including government officials. The Anti-Corruption Policy provides guidance on the types of improper payments that the Company prohibits and how to recognize and deal with corruption, bribery, and other unethical conduct.

18	2022 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

•	Insider Trading Policy; Prohibition on Hedging/Pledging of Common Stock. The Company’s Insider Trading Policy is designed to assist the Directors, officers (including our named executive officers (“NEOs”)) and employees to comply with insider trading laws and prevent even the appearance of improper insider trading. Our Insider Trading Policy prohibits trading in derivatives of our Common Stock, including puts, calls and other financial derivatives, and also prohibits hedging and pledging of our Common Stock by any of our Directors, officers (including our NEOs) and employees in order to ensure that the interests of Directors, officers (including our NEOs) and employees align with those of our shareholders. For more information, see “Prohibition on Hedging/Pledging of Common Stock” on page 49 below.

•	Clawback Policy. The Company’s Clawback Policy applies to short term and long term incentive compensation and allows the Company to recover performance-based annual cash bonuses and stock awards granted under our LTIP from members of Company management, including our NEOs, in the event of certain occurrences, including the restatement of financial statements and other actions having a significant adverse impact on the Company.

Shareholders may view these documents on the Company’s corporate website http://corporate.childrensplace.com in the “Corporate Overview” section under the “Investor Relations” tab and in the section entitled “Corporate Info — Governance Documents”.

Director Access to Management

•	Management Participation at Board Meetings. Topics are presented to the Board by members of Company management in an environment that encourages dialogue to develop between Directors and Company management. The Board’s direct access to management continues outside the boardroom during on-going discussions with our executives.

Shareholder Access to the Board of Directors

•	Communications to the Board of Directors. Shareholders may communicate directly with the Company’s independent Directors concerning proper and relevant topics by sending an e-mail to childrensplaceboard@childrensplace.com or by writing to Board of Directors, c/o Corporate Secretary, The Children’s Place, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094.

Consideration of Board Nominees

•	Nomination by Shareholders. The Corporate Responsibility, Sustainability & Governance Committee acts on behalf of the Board to recruit, consider the qualifications of and recommend to the Board, nominees for election as Directors by our shareholders and candidates to be appointed by the Board to fill vacancies on the Board. Our Corporate Governance Guidelines provide that the Corporate Responsibility, Sustainability & Governance Committee will consider candidates recommended by shareholders and that there will be no differences in the manner in which it evaluates nominees recommended by shareholders, and nominees recommended by the Corporate Responsibility, Sustainability & Governance Committee and/or Company management.

Board of Directors and Board Committees

Board of Directors. The Board oversees the business, assets, affairs and performance of the Company. At the end of fiscal 2021, the Board had eleven Directors, with ten independent Directors and one employee Director, our CEO. Ten board members have been nominated for re-election at the Annual Meeting. Joseph Gromek will continue to serve as a Director through the date of the Annual Meeting and is not standing for re-election to the Board.

2022 PROXY STATEMENT	19

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Committees of the Board of Directors. The Board has three standing Committees: the Corporate Responsibility, Sustainability & Governance Committee, the Human Capital & Compensation Committee and the Audit Committee. The members of the Board’s Committees at the end of fiscal 2021 were as follows:

Corporate Responsibility, Sustainability & Governance Committee	Human Capital & Compensation Committee	Audit Committee
Joseph Alutto (Chair)	Joseph Gromek (Chair)(1)	John E. Bachman (Chair)
John E. Bachman	Tracey R. Griffin	Elizabeth J. Boland
Marla Beck	Norman Matthews	Katherine Kountze
John A. Frascotti	Debby Reiner(2)
Norman Matthews

(1)	Mr. Gromek is not standing for re-election to the Board at the Annual Meeting.

(2)	Ms. Reiner will be appointed as Chair of the Human Capital & Compensation Committee effective immediately following, and subject to, her election at the Annual Meeting.

Environment, Social & Governance Oversight. In recognition of the increasing importance to the Company’s shareholders and other stakeholders of enhanced board oversight of ESG topics, in fiscal 2021, the Board directed the Corporate Responsibility, Sustainability & Governance Committee (previously the Nominating and Corporate Governance Committee) to formulate a recommendation to the Board concerning the assignment of oversight responsibilities to the Board Committees for ESG topics, including human capital management and DE&I matters. Following a comprehensive review and analysis of oversight responsibilities by the Corporate Responsibility, Sustainability & Governance Committee, in conjunction with governance and legal advisors, the Board approved the Committee’s recommendations to leverage director skillsets, rename the Committees to better reflect the Committees’ expanded roles, and amend Committee charters to include the enhanced oversight responsibilities.

Previously, oversight of ESG topics resided primarily with the Audit Committee. In response to the recommendations made to and approved by the Board, components of the Company’s ESG activities were assigned between the other two Committees, and both of those Committees were renamed to better reflect their new oversight responsibilities:

The Nominating and Corporate Governance Committee was renamed the Corporate Responsibility, Sustainability & Governance Committee and oversees environmental and social topics, including all environmental and sustainability initiatives, as well as supply chain compliance and worker well-being (in addition to corporate governance matters);

The Compensation Committee was renamed the Human Capital & Compensation Committee and has oversight of diversity, equity & inclusion initiatives and all other human capital management topics (in addition to compensation matters); and

The Audit Committee retained its name, and retained its oversight of financial risk, including financial reporting, internal controls and internal audit, independent audits and enterprise risk, including cybersecurity and privacy matters.

20	2022 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Corporate Responsibility, Sustainability & Governance Committee

As described above on page 20 in the section entitled “Environment, Social & Governance Oversight,” in fiscal 2021, Board Committee oversight responsibilities for ESG topics, including human capital management and DE&I matters, were reassigned among the Board’s three Committees. Following the reassignment, the Corporate Responsibility, Sustainability & Governance Committee is responsible for overseeing the Company’s ESG risk management activities, including environmental initiatives, and social topics such as responsible sourcing in the Company’s global supply chain. This Committee is also charged with the oversight of the Company’s corporate governance policies and practices.

Environmental Initiatives

The Corporate Responsibility, Sustainability & Governance Committee oversees the Company’s environmental strategies, initiatives and goals. We believe that purpose-led companies such as ours have the opportunity and responsibility to work to ensure that our business contributes to a healthy planet. We focus on topics that are important to our long-term success and where we believe we can have the most positive impact. The Corporate Responsibility, Sustainability & Governance Committee oversees our environmental initiatives which aim to:

•	Reduce greenhouse gas emissions (“GHG”) in our operations and across our global supply chain through science-based goals to address climate change;

•	Deliver responsibly sourced product offerings through the use of sustainable raw materials;

•	Reduce and manage water and chemical usage in manufacturing and processing in our global supply chain; and

•	Divert the amount of waste from our operations sent to landfills and move to a more circular system through reusing and recycling.

In designing and implementing the Company’s environmental initiatives, we identify areas where we believe we can make a difference and establish quantitative goals in an effort to positively impact the communities and environments affected by our business. To have the greatest impact, we collaborate with experts, non-governmental organizations (“NGOs”), other non-profit organizations, industry peers, and third-party vendors and factories to identify and implement initiatives. The Corporate Responsibility, Sustainability & Governance Committee oversees the Company’s commitment to a long-term approach across its global operations to act responsibly and efficiently.

Social Topics

The Company’s commitment to positive social practices includes our responsible sourcing activities in our global supply chain where we partner with our global third-party vendors and factories, NGOs and others in supporting workers’ health, safety and well-being. The Company monitors compliance by its third-party vendors and factories with the Company’s Vendor Code of Conduct, local laws and ethical business practices to help ensure fair and safe work conditions for the people who make the Company’s products. The Company also recognizes the importance of eliminating forced labor within the supply chain and its increasing significance in light of recent reports of human rights abuses in various regions of the world. In addition, the Company supports and sponsors a number of worker well-being programs designed to improve the daily lives of the predominantly female factory workers who make its products. The Company’s commitment to having a positive social influence also extends to its charitable mission of supporting children and families in need.

The Corporate Responsibility, Sustainability & Governance Committee regularly receives reports from executives overseeing the above initiatives and topics. In turn, the Chair of the Corporate Responsibility, Sustainability & Governance Committee regularly updates the full Board on the Committee’s activities.

2022 PROXY STATEMENT	21

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

For additional information concerning the Company’s environmental and social initiatives and goals, please refer to the Company’s ESG Report, which can be found on the Company’s corporate website at http://corporate.childrensplace.com under the ESG section, and the Company’s Annual Report on Form 10-K for fiscal 2021. The ESG Report includes 22 public goals across our global operations, and reports against SASB guidelines, GRI core standards and United Nations Sustainable Development Goals and has been prepared in accordance with the GRI Standards Core option and the Sustainability Accounting Standards Board (SASB) Apparel, Accessories & Footwear Sustainability Accounting Standard.

Governance Matters

As set forth in the section entitled “Board, Committee and Director Evaluation Process” on page 15 above, the Corporate Responsibility, Sustainability & Governance Committee recommends nominees for Directors and administers the formal Board, Committee and individual Director self-evaluation procedures. It also oversees and reviews the Company’s corporate governance policies, guidelines and practices and makes recommendations to the Board regarding corporate governance and Board and Committee structure.

22	2022 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Human Capital & Compensation Committee

Following the reassignment of Board Committee oversight responsibilities in fiscal 2021 as described above on page 20 in the section entitled “Environment, Social & Governance Oversight,” the Human Capital & Compensation Committee has the oversight responsibility for the Company’s human capital management policies and practices, including diversity, equity and inclusion topics and associated risks. The Human Capital & Compensation Committee also is charged with the oversight of the Company’s executive compensation policies, practices and plans and associated risks.

Human Capital Management

The Human Capital & Compensation Committee is actively engaged in overseeing the Company’s human capital management strategies, including our talent and succession planning initiatives designed to attract, develop, engage, reward and retain top retail, digital and business leaders who can drive our financial performance and strategic growth initiatives and contribute to building long-term shareholder value. The Company has benefited greatly, especially during the COVID-19 pandemic, from the stability of our senior leadership team, who have an average tenure of over six years, led by our CEO who has led the Company for over a decade. The Human Capital & Compensation Committee’s involvement in leadership development and succession planning is systematic and ongoing, culminating in an annual review at the Board level of succession plans for all senior leaders of the Company’s management team, inclusive of development strategies for top talent within the Company. The Company has a strong track record of succession planning and growing talent within the organization with 60% of its senior leadership team promoted into their current role. In addition, during fiscal 2020, 65% of all open corporate roles, 86% of all Vice President and above roles and 53% of all field management roles have been filled internally.

Diversity, Equity and Inclusion

As described above in the section entitled “Board of Directors and Board Committees” beginning on page 19, in fiscal 2021, the Board approved the assignment of oversight responsibilities for human capital management activities and risks, including DE&I, to the Human Capital & Compensation Committee.

To improve the Board’s understanding of the Company’s culture and talent pipeline, the Board and its Committees periodically meet with high-potential executives in formal and informal settings. More broadly, the Human Capital & Compensation Committee and the Board are regularly updated on key talent metrics for the overall workforce, including diversity and inclusion, pay equity, employee relations, recruiting and development programs, and overall progress against the Company’s human capital development strategies. Diversity and inclusion are top priorities for the Company, and we actively strive to ensure that our workplace includes a range of perspectives and backgrounds at the Board level, in senior leadership, and throughout our management and associate base. The Company reports annually on employment data, including ethnicity, in line with Equal Employment Opportunity Commission guidelines, publishes its complete EEO-1 data on its corporate website, and continues to focus on building a culture which supports diversity, equity and inclusion, and which works to ensure fair compensation and opportunity for all employees regardless of gender or race.

The Company is female-led and believes that it is positioned to outperform industry standards by employing diverse teams operating in an inclusive environment. The Company’s position is enhanced by the diversity of teams across its stores, distribution centers and corporate headquarters, in its senior leadership team and at the Board level. As reported in our Company’s ESG Report, 87% of the Company’s associates are women. Over 50% of both our Board members and senior leadership team members are women. 87% of new hires and 90% of promotions during fiscal 2020 were women. Additionally, 64% of our associates identify as racially diverse and associates identifying as racially diverse represented 70% of new hires and 62% of promotions during fiscal 2020. In addition, the Company is committed to doubling its Black associate population at its corporate headquarters by 2025. The Company seeks to uphold its diverse and inclusive culture by striving to ensure its talent acquisition programs sustain and grow diverse representation across its workforce, promoting talent from within, building an inclusive culture through awareness and education, and rewarding all employees equitably.

2022 PROXY STATEMENT	23

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

For additional information concerning the Company’s DE&I initiatives and EEO-1 data, please refer to the Company’s ESG Report, which can be found on the Company’s corporate website at http://corporate.childrensplace.com under the ESG section, and the Company’s Annual Report on Form 10-K for fiscal 2021.

Executive Compensation

The Human Capital & Compensation Committee reviews and recommends to the Board our CEO’s compensation, and with input from senior management, reviews and approves the compensation of our other executive officers. The Human Capital & Compensation Committee establishes our management compensation policies, reviews the terms of the Company’s incentive compensation plans and programs, and oversees the implementation and operation of these plans and programs. In addition, the Human Capital & Compensation Committee makes recommendations to the Board regarding the compensation of independent Directors.

The Human Capital & Compensation Committee is also responsible for reviewing and assessing potential risk arising from the Company’s compensation policies and practices. Each year, in conjunction with its independent compensation consultant and management, the Human Capital & Compensation Committee conducts a risk assessment of the Company’s compensation policies and practices to ascertain any potential material risks that may be created by the policies and practices. In fiscal 2021, the Human Capital & Compensation Committee considered the findings of the risk assessment and concluded that the Company’s compensation programs and practices are aligned with the interests of our shareholders, appropriately reward pay for performance, and do not promote excessive or imprudent risk-taking.

The Human Capital & Compensation Committee has the authority to retain the services of compensation consultants to provide it with recommendations, advice and information on various compensation matters, including the Company’s compensation of the CEO, the Company’s other executive officers and independent Directors. During fiscal 2021, the Human Capital & Compensation Committee determined to conduct a search for its independent compensation consultant and invited a number of consulting firms, including its then current consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”), to submit a proposal to act as the Committee’s consulting firm on a going forward basis. Following consideration of proposals and interviews of candidates, the Committee selected Frederic W. Cook & Co. (“FW Cook”) as its new independent compensation consultant. In that capacity, FW Cook advises the Human Capital & Compensation Committee with respect to the Company’s compensation policies and practices, the design and implementation of executive compensation plans and programs, and such other matters as the Human Capital & Compensation Committee may direct. FW Cook provides the Human Capital & Compensation Committee with benchmarking data concerning the compensation paid to senior executives and independent directors by companies in the Company’s peer group and the retail industry. FW Cook works directly with the Human Capital & Compensation Committee and its Chair, and meets with the Committee in executive sessions. FW Cook does not provide any services to the Company. The Human Capital & Compensation Committee has determined that FW Cook is independent and does not have any conflict of interest in its dealings with the Human Capital & Compensation Committee. The Human Capital & Compensation Committee made this determination, in part, by reviewing and considering the factors set out by the applicable rules and regulations of the SEC and NASDAQ covering independence, conflicts of interest and compensation advisors.

Human Capital & Compensation Committee Interlocks and Insider Participation

None of the members of the Human Capital & Compensation Committee is or has been an officer of the Company, none was an employee of the Company during fiscal 2021, and none had any relationship with the Company or any of its subsidiaries during fiscal 2021 that would be required to be disclosed as a transaction with a related person. None of the executive officers of the Company has served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board or the Human Capital & Compensation Committee.

24	2022 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Audit Committee

The Audit Committee has the oversight responsibility for the Company’s financial and enterprise risk management activities:

•	Financial Risk, including:
Financial reporting
Internal controls and internal audit function
Independent audits of the Company’s financial statements

•	Enterprise Risk, including:
Cybersecurity and privacy
Business continuity and disaster recovery
Operational matters, including global supply chain
Legal compliance

Reporting, Controls and Internal Audit

The Audit Committee monitors the preparation and integrity of our financial statements, our overall financial disclosure practices, the soundness of our system of internal financial controls, our compliance with good accounting practices and the adoption of new accounting standards. The Audit Committee also has oversight responsibility for the performance of our internal audit function and, in this capacity, the Audit Committee approves the annual internal audit plan. The Audit Committee regularly meets in executive sessions with the Company’s independent registered public accounting firm outside the presence of management, and also meets separately in executive sessions with members of senior management and with the head of our internal audit department.

Independent Auditors

The Audit Committee is responsible for the appointment of our independent registered public accounting firm, the oversight of the scope of its audit work and the determination of its compensation. In discharging this responsibility, the Audit Committee reviews our current firm’s qualifications, performance, control procedures and independence, all in accordance with regulatory requirements and guidelines, and periodically considers whether a change in the independent registered public accounting firm is recommended. As part of this evaluation, the Audit Committee considers a number of factors, including the current firm’s capabilities and expertise, industry knowledge and experience, the quality and performance of the lead engagement partner, other professionals and specialists on the audit team, audit methodology, including use of technology, and continuity for the Company. Based on this evaluation, the members of the Audit Committee believe that the selection of EY, our independent registered public accounting firm since 2018, to continue to serve as our independent registered public accounting firm for our fiscal 2022, is in the best interests of the Company and our shareholders.

Cybersecurity and Privacy

The Company considers cybersecurity and privacy to be important issues affecting the enterprise both in terms of reputational risk and economic risk. The Company has implemented comprehensive controls consistent with the requirements of the International Organization for Standardization (“ISO”) and assesses cybersecurity maturity levels against the National Institute of Standards and Technology (“NIST”) framework to set appropriate standards, guidelines and best practices to manage cybersecurity-related risk. The Audit Committee is responsible for the oversight of the Company’s cybersecurity risk identification and mitigation activities, receives reports on these activities on a regular basis, and provides reports regularly to the Board.

2022 PROXY STATEMENT	25

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

The Company’s cybersecurity program is a continuous process where we strive to:

•	Identify Threats—both internal and external;

•	Identify Vulnerabilities—in order to understand any limitations, as well as to identify opportunities involving methodologies and technology;

•	Assess Risk Exposure—determine the likelihood that vulnerabilities may be exploited and the impact, financial and reputational, of being exploited;

•	Implement Detection and Protection Measures—through appropriate policies, procedures and use of technology to reduce the likelihood and impact of a breach, including by leveraging third-party cybersecurity experts to conduct vulnerability scanning, penetration testing, workforce control assessments, and a maturity assessment, and to enhance our cybersecurity training curriculum; and

•	Implement Incident Response Plans—which the Company has documented, leveraging third-party cybersecurity experts, and includes periodic training.

To keep pace with ever-evolving threats and industry best practices, the Company has made, and will continue to make, sizeable investments in the building and development of cybersecurity talent and expertise, and the implementation of state-of-the-art systems and tools. We employ benchmarking to understand best practices and industry trends. We conduct security and compliance assessments throughout the year to validate the efficiency of our programs and practices. We also periodically engage an independent third-party expert to assess our cybersecurity maturity level against our Peer Group and the retail industry. The results of this maturity assessment inform our cybersecurity development roadmap going forward and are presented to the Audit Committee and the Board of Directors by our senior management and representatives from the third-party expert. Katherine Kountze, who is a cybersecurity expert and an experienced information technology C-Suite executive, was recently appointed to the Board of Directors and the Audit Committee. Five other members of the Board are also experienced in data security matters – Ms. Elfers, our CEO, and Mses. Beck, Boland and Griffin, the latter two who each hold key senior financial and operational executive positions at their respective companies, and Mr. Bachman, who is the Chair of the Audit Committee (and chairs the audit committees of other public boards).

In an effort to ensure that the Company’s employees are familiar with the Company’s data security and protection policies and enable them to proficiently handle the threat of cyber-attacks, all employees are required to participate in a cybersecurity awareness training program annually. Our financial, information-technology and other associates who have administrative authority or access to sensitive information are required to attend additional training courses during the year. The Company also circulates cyber awareness materials on a periodic basis on its intranet and holds a “Cyber Awareness Month” each year to promote the importance of cybersecurity topics.

The Company’s SRC meets regularly throughout the year to discuss security risks and is advised by third-party experts where appropriate (e.g., technical and legal experts on cybersecurity and business continuity matters). The Company’s information security team receives daily alerts from the Cybersecurity & Infrastructure Security Agency, part of the U.S. Department of Homeland Security, in an effort to proactively manage the remediation of any new items that may arise. Given that remote working arrangements have increased significantly during the COVID-19 pandemic, the Company monitors internal network activity on a daily and weekly basis.

The Audit Committee receives reports concerning the activities of the SRC and dedicates at least two meetings each year to an in-depth discussion of enterprise risk topics with the SRC’s members, including topics related to cybersecurity. Subsequently, the Board receives updates from the Audit Committee regarding the Company’s risk identification and mitigation activities, including matters related to cybersecurity, and if necessary, the Audit Committee directs the SRC to provide reports on important activities directly to the Board.

26	2022 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

In the event of a suspected data security incident, the Company has in place a cybersecurity incident response team, comprised of members of the Company’s information security, internal audit and legal teams, and whose function is to respond to any such incident, define and seek to control the extent of the incident, assess and remediate any damage caused, and implement measures designed to prevent future reoccurrences. Reports of significant incidents and significant mitigation efforts are provided to the Company’s SRC, and as necessary, to the Audit Committee and the Board.

COVID-19 Pandemic

The onset of the COVID-19 pandemic tested our business continuity program of crisis management and disaster recovery. While nothing could have adequately prepared the Company for a global pandemic that resulted in an extraordinary global disruption of business, the strength of our business continuity preparedness and the experience of our CEO and other senior leaders allowed us to continue to successfully manage through the unprecedented uncertainty and disruption caused by the pandemic. We have implemented and will maintain numerous safety and protective measures in our stores, offices and distribution centers, and we encourage all of our associates to be vaccinated. Our Company will continue to prioritize the health, safety, and welfare of our associates and customers, while we monitor the evolving COVID-19 situation and manage the operational needs of our business.

Business Continuity Management

The Audit Committee oversees the Company’s business continuity management program, consisting of both crisis management and disaster recovery activities. The Company’s crisis management efforts include identification of the roles, responsibilities, actions and events to occur during the first 24-hour period following the occurrence of a crisis; our disaster recovery efforts cover the activities to occur following that initial 24-hour period to ensure our technology, systems, people, company locations and business operations are active or are successfully reactivated as necessary. Business continuity management strategies and capabilities are tested and monitored through periodic meetings of a cross-functional team of Company management. In addition, except during the recent COVID-19 disruption, members of senior management participate in periodic crisis management exercises with third-party experts on crisis management best practices to apply their learnings to the Company’s business continuity management program. Members of senior management are continually engaged to ensure appropriate oversight of business continuity risk management, including the following: (i) periodic reviews of status reports by the Company’s SRC; (ii) periodic updates to our business continuity management strategy and practices, which are reviewed by the SRC and our CEO; and (iii) periodic reviews of business continuity management status and practices by the Audit Committee.

Global Sourcing

The Audit Committee receives regular reports from our sourcing and logistics executives concerning the Company’s global sourcing activities, including in less developed countries where political instability, infrastructure limitations, labor practices and other factors can create operational and reputational risk.

Product Safety & Quality Control

As a children’s apparel retailer, safety is a top priority for the Company. Our products are regulated by the U.S. Consumer Product Safety Commission (“CPSC”), Health Canada, and similar state, provincial and international regulatory authorities. Our product safety and quality program includes factory safety audits, product safety reviews, testing by a CPSC-approved third party laboratory, and quality assurance inspections at various stages of production and upon receipt of products in our distribution centers. Our product safety team is responsible for investigating and assessing product safety and quality issues as they arise, and escalating those issues to the SRC when needed. The

2022 PROXY STATEMENT	27

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Audit Committee reviews and receives periodic reports on product safety matters, including any new regulatory developments affecting our products, a summary of identified safety and quality issues, and any updates to our product safety protocols.

Anti-Corruption

We conduct business in numerous countries around the world, including in less developed countries where corruption is more prevalent. Our CEO and the SRC have oversight of our anti-corruption program. The Audit Committee reviews and receives reports on compliance with the Company’s anti-corruption policies and on training activities in these countries. Pre-pandemic, these activities included, and post-pandemic, these actions will again include, regular, periodic in-country training by Company personnel and third-party experts for Company employees and agents, as well as third-party vendor and factory personnel. The Company also uses, and during the pandemic continues to use, online training materials to reach members of management and its associates around the world.

Legal Compliance

The Audit Committee receives reports from our legal department regarding the Company’s compliance related risks, including any material changes in laws and regulations that impact the Company, material legal claims and proceedings involving the Company and code of conduct compliance.

28	2022 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Fiscal 2021 Audit Committee Report

As stated in the Audit Committee Charter, a copy of which is available on the Company’s corporate website, http://corporate.childrensplace.com in the “Corporate Overview” section under the “Investor Relations” tab and in the section entitled “Corporate Info - Governance Documents,” the Audit Committee’s responsibility is one of oversight. It is the responsibility of Company management to establish and maintain a system of internal controls over financial reporting, to prepare consolidated financial statements of the Company and its subsidiaries in accordance with generally accepted accounting principles (“GAAP”), and to prepare other financial reports and disclosures. Our independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and to issue a report thereon. The Audit Committee does not provide any expert or other special assurance as to the Company’s financial statements or any expert or professional certification as to the work of our independent registered public accounting firm. In addition to overseeing the preparation and integrity of our financial statements and our overall financial disclosure practices, the Audit Committee oversees the Company’s enterprise risk management activities.

At Audit Committee meetings in 2021, the Audit Committee met with the Company’s internal and independent auditors, with and without management present, to discuss the overall scope of their respective annual audit plans, the results of their respective audits, the effectiveness of the Company’s internal controls over financial reporting, including management’s and EY’s reports thereon, the bases for the conclusions expressed in those reports, and the overall quality of the Company’s financial reporting. In addition, the Audit Committee reviewed and discussed with management the Company’s audited consolidated financial statements for fiscal 2021, and met and held discussions with management, the Company’s independent registered public accounting firm and the head of the Company’s internal audit function (both with and without management present) regarding the fair and complete presentation of the Company’s financial results and discussed the significant accounting policies applied in the Company’s financial statements as well as alternative treatments. The Audit Committee also reviewed and discussed with management, the head of the Company’s internal audit function and the Company’s independent registered public accounting firm the reports required by Section 404 of the Sarbanes Oxley Act of 2002, namely, management’s annual assessment of the Company’s internal controls over financial reporting and the Company’s independent registered public accounting firm’s attestation report thereon. The Audit Committee has discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board, or “PCAOB”. In addition, the Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm such firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for fiscal 2021 be included in our Annual Report on Form 10-K for such fiscal year for filing with the SEC.

The foregoing Audit Committee report has been submitted by the members of the Audit Committee: John E. Bachman (Chair), Elizabeth J. Boland and Katherine Kountze.

2022 PROXY STATEMENT	29

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Attendance at Board and Committee Meetings

The chart below sets forth the number of Board and Committee meetings (in-person, by video conference and telephonic) and Director attendance at such meetings during fiscal 2021.

	Board of Directors	Corporate Responsibility, Sustainability & Governance Committee	Human Capital & Compensation Committee	Audit Committee
Number of Meetings	5	5	5	10
Attendance	All directors, all meetings	All members, all meetings	All members, all meetings	All members, all meetings

30	2022 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Board Nominees for Directors

In evaluating individual Directors and Director nominees, the Corporate Responsibility, Sustainability & Governance Committee seeks candidates with strong reputations and experience in areas relevant to the strategy and operations of our business and takes into account many factors, including diversity, gender, age, educational and professional background, and personal accomplishments. The Corporate Responsibility, Sustainability & Governance Committee, however, does not base its nomination of a candidate solely on these factors.

The Corporate Responsibility, Sustainability & Governance Committee also strives to nominate candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee the Company’s business and strategic initiatives. Each Director nominee of the Company has served in a senior leadership position in a large, complex organization and has gained extensive experience in core management skills, such as strategic and financial planning, financial reporting, corporate governance, risk management and leadership development. This variety and depth of experience enables the Director nominees to make significant contributions to the deliberations of the Board. See the Summary of Director Nominee Core Competencies table on page 7 above under the heading “Proxy Summary”.

Biographical information for each candidate nominated for election at the Annual Meeting is set forth below.

Joseph Alutto, 80 Independent Director Since 2008	Career Highlights. Dr. Alutto currently serves as the Chair of our Corporate Responsibility, Sustainability & Governance Committee. From June 2016 to present, Dr. Alutto has been the Distinguished Professor of Organizational Behavior - Emeritus at The Ohio State University and from June 2014 to June 2016 he was the Distinguished Professor of Organizational Behavior at the University. From July 2013 to June 2014, Dr. Alutto served as Interim President of The Ohio State University. Prior to that, from October 2007 to July 2013, Dr. Alutto served as Executive Vice President and Provost of The Ohio State University. Dr. Alutto also served as the institution’s Interim President and Provost from July 2007 to October 2007. Prior to these positions, Dr. Alutto served as the Dean of the Max M. Fischer College of Business at The Ohio State University for 16 years.

Experience and Skills. Dr. Alutto’s experience in senior leadership positions with an institution such as The Ohio State University brings to the Company an in-depth understanding of organizational behavior, operations, processes, strategy, risk management and talent management.

2022 PROXY STATEMENT	31

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

John E. Bachman, 66 Independent Director Since 2016	Career Highlights. Mr. Bachman currently serves as the Chair of our Audit Committee and as a member of our Corporate Responsibility, Sustainability & Governance Committee. Prior to his retirement in 2015, Mr. Bachman was a partner at the accounting firm of PricewaterhouseCoopers LLP (“PwC”). At PwC, Mr. Bachman served for six years as the Operations Leader of the firm’s U.S. Assurance Practice with full operational and financial responsibility for this $4 billion line of business (at that time), which included the firm’s audit and risk management practices. Prior to this role, Mr. Bachman served for three years as the firm’s Strategy Leader where he was responsible for strategic planning across business units, geographies and industries. Mr. Bachman also served as an audit partner for over 35 years for companies in the industrial manufacturing, financial services, publishing, healthcare and other industries. Mr. Bachman received an MBA from the Harvard University Graduate Business School and is a retired CPA.

Experience and Skills. Mr. Bachman brings years of experience in the development and oversight of business strategies and the operational leadership of a large complex organization. He also brings over 35 years of experience in accounting and auditing. Mr. Bachman qualifies as an “audit committee financial expert” under applicable SEC rules.

Other Public Directorships: Grocery Outlet Holding Corp. (since 2019) and Recharge Acquisition Corp. (since 2020).

Marla Beck, 51 Independent Director Since 2015	Career Highlights. Ms. Beck currently serves as a member of our Corporate Responsibility, Sustainability & Governance Committee. She is the former Chief Executive Officer of Bluemercury, a retailer and online seller of upscale beauty products and spa services Ms. Beck founded in 1999. Bluemercury was acquired by Macy’s, Inc. in 2015 and operated as a stand-alone business with Ms. Beck as CEO through June 2021. Prior to 1999, Ms. Beck was a consultant for McKinsey & Company. She holds an MBA and MPA from Harvard University.

Experience and Skills. Ms. Beck’s experience as the former Chief Executive Officer of Bluemercury brings to the Board a valuable perspective and experience with respect to brand management, brand marketing, digital, including e-commerce, and the management of a national retailer.

32	2022 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Elizabeth J. Boland, 62 Independent Director Since 2019	Career Highlights. Ms. Boland currently serves as a member of our Audit Committee. Since June 1999, Ms. Boland has served as the Chief Financial Officer of Bright Horizons Family Solutions Inc., a leading global provider of child care and early education and workplace education services based in the United States. Ms. Boland joined Bright Horizons in 1997 and served as the Chief Financial Officer for the company’s initial public offering later that year. Subsequent to the merger between Bright Horizons and Corporate Family Solutions, Inc. in 1998, Ms. Boland served as Senior Vice President of Finance until she was appointed Chief Financial Officer of the surviving merged company in 1999. From 1994 to 1997, Ms. Boland served as the Chief Financial Officer of The Visionaries, Inc., a non-profit television production company. From 1990 to 1994, Ms. Boland served as Vice President-Finance for Olsten Corporation, a publicly-traded home health care staffing company. From 1981 to 1990, Ms. Boland served on the audit staff at PwC in Boston, MA, completing her tenure as a senior audit manager. Ms. Boland is a graduate of the University of Notre Dame and is a CPA.

Experience and Skills. Ms. Boland brings the Board years of senior level executive experience and a valuable perspective in finance, accounting and auditing practices. Ms. Boland qualifies as an “audit committee financial expert” under applicable SEC rules.

Jane Elfers, 61 Director Since 2010	Career Highlights. Ms. Elfers became our President and Chief Executive Officer in January 2010. She set our strategic vision as a leading global, omni-channel children’s apparel brand, and developed our key strategic growth initiatives, including superior product, digital transformation, and optimization of our store fleet. Ms. Elfers led our successful company-wide, multi-year transformation by assembling, motivating and leading a best-in-class management team and she has delivered our transformative results by fostering a culture of operational excellence.

Experience and Skills. Ms. Elfers formerly served as President and Chief Executive Officer of Lord & Taylor from May 2000 to September 2008. She is a graduate of Bucknell University where she received a degree in Business Administration and where she serves on the Board of Trustees.

John A. Frascotti, 61 Independent Director Since 2021	Career Highlights. Mr. Frascotti currently serves as a member of our Corporate Responsibility, Sustainability & Governance Committee. He is a Special Advisor to Hasbro, Inc. (“Hasbro”) and served as Hasbro’s President and Chief Operating Officer from 2018 until his retirement on March 31, 2021. Mr. Frascotti joined Hasbro in 2008 as Executive Vice President and Chief Marketing Officer, became President of Hasbro Brands in 2014, and became President of Hasbro in 2017. In 2018, he was also named Chief Operating Officer, and became a member of Hasbro’s Board of Directors. Before joining Hasbro, Mr. Frascotti served in several senior executive positions at Reebok International Ltd. and myteam.com. Mr. Frascotti received his B.A. in Economics from Yale University, where he graduated Phi Beta Kappa and summa cum laude, and his J.D., cum laude, from Harvard Law School.

Experience and Skills. Mr. Frascotti brings to the Board extensive expertise and leadership in brand building, omni-channel retail strategies, digital marketing, global supply chain management, investor relations and talent development.

Other Public Company Directorships: Party City, Inc. (since 2019).

2022 PROXY STATEMENT	33

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Tracey R. Griffin, 57 Independent Director Since 2020	Career Highlights. Ms. Griffin currently serves as a member of our Human Capital & Compensation Committee. She is the Chief Financial Officer and Chief Operating Officer of Framebridge, Inc., an online and retail custom framing brand. Prior to her position at Framebridge, Ms. Griffin served as the Chief Financial Officer of lifestyle retail brand Kendra Scott, from September 2018 to November 2019. Prior to that, Ms. Griffin served as the Chief Financial Officer of PANDORA Americas, a global affordable jewelry brand, from February 2016 to September 2018, following her tenure as the Chief Operating Officer from October 2014 to February 2016. In these roles at PANDORA, Ms. Griffin was responsible for implementing and overseeing strategic growth initiatives across the company, including its expansion into Latin America. Prior to that, she served as a Senior Partner at McKinsey & Company, a global management consulting firm, where she focused on retail and consumer goods clients. Ms. Griffin currently serves on the Board of the non-profit organization Partnership for a Healthier America, where she is the Chair of the Finance and Audit Committee and has previously served on the Board and Strategy Committee of United Negro College Fund. Ms. Griffin has a bachelor’s degree in Finance from Georgetown University and an MBA from Stanford University.

Experience and Skills. Ms. Griffin brings to the Board years of experience as a senior financial and operations executive in the consumer and retail industries, including a broad strategic and operational skill set.

Other Public Company Directorships: ADT Inc. (since 2018).

Katherine Kountze, 59 Independent Director Since 2021	Career Highlights. Ms. Kountze currently serves as a member of our Audit Committee. She is the Executive Vice President & Chief Information Officer of DentaQuest, a purpose-driven oral health care company and has held that position since April 2021. Prior to DentaQuest, from 2010, Ms. Kountze was the Senior Vice President and Chief Information Officer at Eversource Energy, a business and residential energy provider serving the Northeastern United States. From 2001 to 2010, Ms. Kountze served in various senior information and data security positions at The United Illuminating Company, culminating in her role as Vice President and Chief Information Officer in 2007. Ms. Kountze is a member of several advisory councils and industry organizations, including the Massachusetts Cybersecurity Strategy Council, the Boston CIO Leadership Advisory Council, the AT&T Executive Customer Advisory Committee, and the Advisory Board for Apprenti, a technology apprenticeship program. Ms. Kountze received her Bachelor of Arts degree in Actuarial Math & Science from the University of Connecticut, a Master of Science degree in Computer Science from the University of New Haven, and a Certificate for Finance Accounting from Harvard Business Online.

Experience and Skills. Ms. Kountze is an expert in cybersecurity and brings to the Board years of C-Suite experience in all aspects of information technology, including digital transformation matters.

Other Public Company Directorships. Bombardier Recreational Products Inc. (since 2020).

34	2022 PROXY STATEMENT

CORPORATE GOVERNANCE AT THE CHILDREN’S PLACE

Norman Matthews, 89 Independent Director Since 2009	Career Highlights. Mr. Matthews currently serves as our Chairman of the Board and as a member of our Human Capital & Compensation Committee and Corporate Responsibility, Sustainability & Governance Committee. Mr. Matthews served as President of Federated Department Stores until his retirement in 1988. He joined Federated Department Stores in 1978 as Chairman-Gold Circle Stores Division. He was promoted to Executive Vice President of Federated Department Stores in 1982, to Vice Chairman in 1984 and to President in 1987. Prior to joining Federated Department Stores, Mr. Matthews served as Senior Vice President, General Merchandise Manager for E.J. Korvette, and as Senior Vice President, Marketing and Corporate Development for Broyhill Furniture Industries. In 2005, Mr. Matthews was named as one of eight outstanding directors by the Outstanding Directors Exchange. Mr. Matthews received an MBA from the Harvard University Graduate Business School.

Experience and Skills. Mr. Matthews possesses an extensive knowledge of the apparel and retail industries and corporate governance practices from his years as a senior executive and a member of the boards of directors of several public companies. Mr. Matthews’ experience provides him with a deep understanding of corporate governance processes and trends, and the complex strategic, risk and other oversight responsibilities associated with the role of the chairman of a public company.

Other Public Company Directorships: Party City, Inc. (since 2014); Grocery Outlet Holding Corp. (since 2019); and ThredUp Inc. (since 2021).

Debby Reiner, 54 Independent Director Since 2019	Career Highlights. Ms. Reiner currently serves as a member of our Human Capital & Compensation Committee, and, upon her election at the Annual Meeting, will become the Chair of that Committee immediately following the Annual Meeting. Since 2020, Ms. Reiner has served as President, Global Clients at Grey Global Group, a division of WPP plc (“WPP”). Ms. Reiner also leads the Procter & Gamble relationship globally for WPP across all marketing disciplines. From 2016 to 2020, Ms. Reiner served as the Chief Executive Officer of Grey New York. From 2014 to 2016, Ms. Reiner served as Grey New York’s President/Global P&G. Ms. Reiner joined Grey Group in 1989 as an Assistant Account Executive on P&G, Grey Group’s largest client and the world’s largest advertiser. She has been instrumental to transforming the communications model for many of the most successful global brands, leading a shift to digitally-led, omni-channel programs across a range of consumer products categories. Ms. Reiner graduated magna cum laude from Harvard University with a BA in History.

Experience and Skills. Ms. Reiner possesses significant experience as a senior executive in the consumer products industry and brings the Board a valuable perspective and insight with respect to omni-channel brand-building programs.

2022 PROXY STATEMENT	35

EXECUTIVE OFFICERS

Set forth below are the names, ages and titles of our executive officers as of March 25, 2022:

Name	Age	Position
Jane Elfers	61	Chief Executive Officer and President, Director
Leah Swan	48	Chief Operating Officer
Robert Helm	42	Chief Financial Officer
Claudia Lima-Guinehut	43	Senior Vice President, Global Merchandising & Strategic Partnerships
Jared E. Shure	41	Senior Vice President, General Counsel & Corporate Secretary

The biography of Ms. Elfers is set forth above under the heading “Corporate Governance at The Children’s Place—Board Nominees for Directors” above.

Leah Swan joined The Children’s Place in 2016. As the Company’s Chief Operating Officer, she oversees information technology, real estate, legal and enterprise transformation & risk. Ms. Swan brings over 25 years’ experience in the retail industry, holding Senior Vice President roles at Ross Stores and Gap Inc., and earlier in her career working for Williams Sonoma and The Walt Disney Company. Ms. Swan earned a BA from the University of Canberra of Australia.

Robert Helm joined The Children’s Place in 2016 as Vice President and Controller. During his tenure, he has assumed roles of increasing responsibility, culminating in his appointment as the Chief Financial Officer of the Company on April 1, 2021. As the Chief Financial Officer, Mr. Helm is responsible for overseeing the Company’s financial planning and analysis, financial reporting, accounting, treasury, procurement and internal audit functions. Before joining The Children’s Place, Mr. Helm spent over 10 years holding finance leadership roles at prominent retailers including Ralph Lauren, Rag & Bone, and FreshDirect. Mr. Helm began his career in public accounting and auditing, including at KPMG LLP in the NY metro audit practice. Mr. Helm earned his BS in Finance from Ramapo College and his BS in Accounting from William Paterson University of New Jersey.

Claudia Lima-Guinehut joined the Company in 2014 and has held positions of increasing responsibility, culminating in her appointment as Senior Vice President, Global Merchandising in 2019. In her current role leading Global Merchandising and Strategic Partnerships, Ms. Lima-Guinehut is responsible for creating and delivering successful product and merchandising strategies. Prior to joining the Company, she served as Director of International Merchandising for Destination Maternity and held management roles during her 20 year career at Zara, Camuto Group, Ralph Lauren and Fifth & Pacific Companies. Ms. Lima-Guinehut earned her BS in Marketing from New York University and her SIPA MBA from Columbia University.

Jared E. Shure joined the Company in 2018 as Vice President, Assistant General Counsel. During his tenure, he has assumed roles of increasing responsibility, including being appointed Deputy General Counsel in 2019 and General Counsel and Corporate Secretary in 2021. Mr. Shure has more than 15 years of business and legal experience. Prior to joining the Company, he was a Vice President & Corporate Counsel at Kate Spade & Company and a Vice President & Deputy General Counsel at Tapestry, Inc. following its acquisition of Kate Spade. Mr. Shure began his legal career as a mergers & acquisitions associate at O’Melveny & Myers LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP. Mr. Shure earned his BS in Business Administration from the University of North Carolina and his JD from Cornell Law School.

As previously announced, Bradley Cost stepped down from his position as Senior Vice President, General Counsel, Corporate Secretary and as an executive officer of the Company in July 2021, and remains with the Company as Senior Advisor to the President and Chief Executive Officer.

36	2022 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

This CD&A has five sections:

SUMMARY

Compensation Philosophy

Attract, Motivate, Reward and Retain	Encourage Strong Financial Performance	Align Pay with Performance
Entice and keep superior executive talent committed to our Company, in a highly competitive environment	Encourage strong financial performance on an annual and long-term basis, without encouraging excessive risks	Compensation is directly linked to Company performance, including the progress being made against strategic growth initiatives

2021 Shareholder Engagement and Say-on-Pay Vote

2021 Shareholder Engagement

Shareholders Contacted	Shareholders Engaged	Director Participation
Over 77% of our outstanding shares at the time of invitation	Over 32% of our outstanding shares at the time of invitation	Two independent Directors, together with members of senior management, participated in all engagement conversations
Primary Compensation Topics Discussed

•  Company Responsiveness to Shareholder Feedback

•  Fiscal 2021 CEO Compensation Overview

•  Fiscal 2021 Financial Performance Highlights, Accelerated Digital Transformation and Fleet Optimization Initiatives

2022 PROXY STATEMENT	37

EXECUTIVE AND DIRECTOR COMPENSATION

Shareholder Engagement

Our Board and senior management team have a long and continuous history of engaging with shareholders and responding to their feedback. 2021 marked the 10th consecutive year that members of the Board –– the Chair of the Corporate Responsibility, Sustainability & Governance Committee and the Chair of the Human Capital & Compensation Committee –– together with members of senior management, engaged in conversations with our shareholders to exchange ideas and share perspectives.

In 2021, we reached out to and spoke with shareholders holding over 77% and 32% of our outstanding shares, respectively. Those who declined our invitation indicated either that they did not have any questions or a need to engage, and a few did not respond. We provided all invited shareholders (77%) with a presentation that outlined the important topics on which we wished to obtain their feedback. Shareholders who declined to engage did not indicate that they had any concerns with the matters set forth in the presentation. We also held calls with proxy advisory firms Institutional Shareholder Services (“ISS”) and Glass Lewis to discuss our outreach process and the shareholder feedback we received.

Feedback on 2021 Say-on-Pay Vote

Our Board was disappointed by the lack of support for our Say-on-Pay resolution at the 2021 annual meeting of shareholders, which received 49% of the votes cast in its favor. In our engagement with shareholders since the 2021 annual meeting, we sought their feedback to understand how we could be responsive to their concerns.

We heard from shareholders that their Say-on-Pay concerns were primarily driven by the one-time modification the Board made to our CEO’s 2019 equity award under the Company’s long term incentive plan (“LTIP”). The Board weighed this decision to modify the award thoughtfully, and ultimately determined that this action was necessary to retain, incentivize and align the interests of our highly valued CEO during a most difficult time for the Company. We discussed with shareholders that because we disclosed the modification to our CEO’s 2019 LTIP award in the proxy materials for our 2021 annual meeting, it was already considered as part of our 2021 Say-on-Pay vote, even though pursuant to SEC proxy rules it will appear and be treated as a new grant in fiscal 2020 in the Summary Compensation Table in this Proxy Statement for our 2022 Annual Meeting.

In addition, we heard from shareholders that they strongly supported the go-forward enhancements made to our CEO’s fiscal 2021 compensation discussed below.

How We Responded

In response to the 2021 Say-on-Pay vote, the Board has committed not to repeat the modification of LTIP performance-based awards: going forward, during the performance period, the Board will not modify the pre-set performance goals under outstanding performance-based equity awards.

Further, the Board made several enhancements to our CEO’s fiscal 2021 compensation that were based on shareholder feedback. These changes for fiscal 2021 included:

•	Significantly reducing the CEO’s aggregate LTIP equity award date value (to $6 million from $10 million);

•	Granting performance-based equity as a larger percentage (to 70% from 50%) of the overall CEO LTIP opportunity; and

•	Restoring core performance metrics for the CEO LTIP award, combined with the continued use of ESG and relative ROIC modifiers.

38	2022 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Also, in response to the 2021 Say-on-Pay vote, our CEO declined to accept an LTIP equity award for fiscal 2022, and as such her total compensation for fiscal 2022 will consist only of her salary and Management Bonus Plan opportunity. For fiscal 2022, her salary will remain the same ($1,100,000) and her target and maximum bonus opportunity under the 2022 Management Bonus Plan will be the same as in prior years – a target of 160% of salary and a maximum of 200% of target, based on an adjusted operating income target for fiscal 2022.

The full array of topics discussed with our shareholders during our fiscal 2021 year-end engagement impacting executive compensation is set forth below. For a summary of other engagement topics, please see the “Proxy Summary—2021 Shareholder Engagement and Say-on-Pay Vote” beginning on page 8 above.

Compensation Topics	Key Points Discussed
Fiscal 2021 CEO Compensation

•    As previously disclosed in our 2021 proxy statement, shareholder feedback led to go-forward enhancements to CEO compensation for fiscal 2021:

  Significantly reduced total CEO compensation as a result of a large reduction in the aggregate award date value of equity under the Company’s LTIP: $6 million award date value of CEO equity awards in fiscal 2021 versus $10 million in fiscal 2020 and prior years

  Greater percentage of CEO performance-based equity awards (PRSUs): 70% in fiscal 2021 versus 50% in fiscal 2020

  Restored core financial performance metrics for PRSUs (adjusted EPS, adjusted operating margin expansion and adjusted ROIC) and restored three-year performance period

  Continued the use of an ESG modifier (percentage use of responsibly sourced Better Cotton) and resumed the use of a relative adjusted ROIC modifier for PRSUs

•    Steps taken in response to shareholder feedback and to address the 2021 Say-on-Pay vote will significantly tighten the link between pay and performance.

•    We noted to shareholders that due to SEC disclosure requirements, the Summary Compensation Table in this 2022 Proxy Statement would reflect the one-time modification to the CEO’s 2019 LTIP award as a new award, despite that modification having been already reflected in our 2021 proxy statement and accounted for in our 2021 Say-on-Pay vote.

Fiscal 2021 Performance Highlights

•    Achieved record adjusted gross margin, adjusted operating margin and adjusted EPS in fiscal 2021.

•    Accelerated strategic digital transformation, with our digital sales representing approximately 45% of total sales in fiscal 2021 and a near term annual digital penetration planned at 50%.

•    In furtherance of our fleet optimization strategy, given our ability to secure favorable lease terms, we closed 256 stores in fiscal 2020 and 2021 against an original target of 300.

•    While managing the challenges of the COVID-19 pandemic, we introduced Sugar & Jade into the Company’s portfolio of brands that also includes The Children’s Place and Gymboree.

2022 PROXY STATEMENT	39

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation of Our CEO in Fiscal 2021

The following table outlines the compensation program for our CEO in fiscal 2021. This program was previously disclosed in our 2021 proxy statement.

Our CEO’s annual salary and target bonus opportunity did not change in fiscal 2021 from fiscal 2020 and prior years. In response to shareholder feedback, our CEO’s fiscal 2021 LTIP equity award reflects:

•	A large reduction in the aggregate award date value of the equity awarded under the Company’s LTIP ($6 million in fiscal 2021 versus $10 million in fiscal 2020 and prior years);

•	A greater percentage of performance-based equity (PRSUs) than the fiscal 2020 equity award (70% in fiscal 2021 versus 50% in fiscal 2020); and

•	A return of performance metrics to the Company’s core historical performance metrics, the continued the use of an ESG modifier and the resumed the use of a relative adjusted ROIC modifier.

The 2021 CEO LTIP with a higher percentage of PRSUs was also motivated by the Board’s determination that the award’s three-year performance period (fiscal 2021 – fiscal 2023) is a critical time for our Company and that our CEO should be incentivized to drive financial performance.

Pay Element	Component	Performance Element	Link to Strategic Growth Initiatives
Base Salary and Other (12%)	Cash	• Reviewed periodically in light of market practices, performance factors, and advice from our independent compensation consultant • Fiscal 2021 base salary remained unchanged from pre-pandemic levels	• Reflects job responsibilities, skills and experience and provides a reasonable, competitive level of fixed compensation
Annual Performance Bonus At Target (20%)	Cash	• Adjusted operating income

•   Rewards achievement of annual financial performance goals

•   Adjusted operating income measures progress on our strategic growth initiatives by measuring operating performance

•   Formula-driven payouts range from 0%-200% of target

Long-Term Performance- Based Equity At Award Date Value (68%)	Performance-Based Restricted Stock Units (PRSUs) & Time-Based Restricted Stock Units (TRSUs)

70% Performance-Based Equity (PRSUs). Performance Metrics:

•   Adjusted EPS (50%)

•   Adjusted Operating Margin Expansion (25%)

•   Adjusted ROIC (25%)

•   ESG Modifier
(+/- 25%)

•   Relative Adjusted ROIC
Modifier
(+/- 25%)

•   3-year performance period

30% Time-Based Equity

(TRSUs)

•   3-year vesting period

•   Rewards achievement of performance and strategic goals and aligns CEO interests with shareholder interests

•   Adjusted EPS measures progress on strategic growth initiatives by measuring profitability

•   Adjusted Operating Margin Expansion measures progress toward increasing our operating margin

•   Adjusted ROIC measures the success of strategic growth initiatives, including the investments in the business transformation through technology initiatives

•   ESG Modifier is based on the use of responsibly sourced Better Cotton

•   Relative Adjusted ROIC Modifier is based on the ranking of our adjusted ROIC relative to the adjusted ROIC of companies in our peer group

40	2022 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation Best Practices, Including Those Based on Shareholder Feedback Over Time

Executive and Director Compensation Best Practices
Value driving performance metrics in the annual bonus plan and LTIP that measure progress on our financial results, strategic growth initiatives and include a sustainability (ESG) metric in LTIP awards
Robust stock ownership guidelines and holding requirements for our CEO, other senior executives and independent Directors
No tax gross-ups (excluding those in connection with standard relocation expenses)
All equity subject to “double trigger” vesting upon a change in control
Annual benchmarking of independent Director compensation by an independent compensation consultant
Cap on the aggregate fair market value of equity awards made to each independent Director in any calendar year
Annual compensation risk assessment by management and an independent compensation consultant
Annual peer group review by an independent compensation consultant
Incentive compensation clawback policy in the case of financial restatements and other activity that is in conflict with or adverse to the interests of the Company, applicable to both the annual bonus plan and LTIP
No hedging and pledging activities in Company stock by our Directors, executives (including our NEOs) and employees
Bonus and performance share caps

2022 PROXY STATEMENT	41

EXECUTIVE AND DIRECTOR COMPENSATION

FISCAL 2021 FINANCIAL PERFORMANCE HIGHLIGHTS

42	2022 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

1	See “Peer Group” on Page 48

2022 PROXY STATEMENT	43

EXECUTIVE AND DIRECTOR COMPENSATION

ELEMENTS OF COMPENSATION PROGRAM

Components of Compensation

Our executive compensation program has historically consisted of four basic elements:

Base salary
Annual performance-based cash bonus opportunity
Long-term incentive equity awards (time-based and performance-based)
Employee benefits and perquisites

Base Salary

Purpose. The Human Capital & Compensation Committee intends that base salary provide a reasonable, competitive level of fixed compensation based on responsibilities, skills and experience.

Our Human Capital & Compensation Committee reviews base salary benchmarking information provided by their independent compensation consultant on an annual basis. The base salaries of our NEOs are generally +/- 10% of the median of our Peer Group and our industry. We believe that setting salaries in this range mitigates the incentive that might otherwise exist for an executive to support short-term focused or higher-risk business strategies if fixed compensation was set substantially below the median.

Annual Performance-Based Cash Bonus Opportunity

Purpose. Our annual bonus plan rewards performance over a one-year period against a financial performance measure pre-established by the Human Capital & Compensation Committee. As in the past, this measure for fiscal 2021 was adjusted operating income. The Human Capital & Compensation Committee believes that, as a measure of operating performance, adjusted operating income measures progress on our strategic growth initiatives and is an important driver of shareholder value.

Terms of Annual Bonus Plan. The Human Capital & Compensation Committee assigns our executives, including our CEO and the other NEOs, a bonus target opportunity expressed as a percentage of base salary (for our CEO, 160% of base salary, and for our other NEOs, ranging from 60% of base salary to 100% of base salary). For fiscal 2021, these formula-driven cash payouts could have ranged from zero, if Company performance fell below an adjusted operating income threshold, to 100% of bonus opportunity, if the adjusted operating income target was met, and up to a maximum of 200% of the target bonus opportunity, if performance exceeded target. Based on market trends surveyed by our Human Capital & Compensation Committee’s independent compensation consultant and reviewed with the Human Capital & Compensation Committee, we believe that our management’s bonus opportunities in fiscal 2021, as a percentage of base salaries, were generally in-line with those of our Peer Group and our industry. Our annual bonus plan provides the Human Capital & Compensation Committee with the authority to reduce the amount of bonus paid to a participant, or some or all participants, if the Human Capital & Compensation Committee determines that such reduction is appropriate. See “Annual Cash Bonus for Fiscal 2021” on page 47 below for the cash bonuses paid to our CEO and the other NEOs for fiscal 2021.

44	2022 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Long-Term Incentive Equity Awards

Purpose. The Human Capital & Compensation Committee uses performance-based equity as a reward for the contribution to our performance, including the progress made on our strategic growth initiatives, and to align the interests of members of our senior leadership team with those of our shareholders. Time-based equity is used to provide for retention, thereby promoting stability of our senior leadership team, and to reward our senior leadership team.

Types of Awards. During fiscal 2021, we granted time-based and performance-based awards to members of our senior leadership team, including our CEO and the other NEOs, under our LTIP. As with other elements of our executive compensation, based on data surveyed by the Human Capital & Compensation Committee’s independent compensation consultant and reviewed with the Human Capital & Compensation Committee, we believe that the award date value of these equity awards in fiscal 2021 were generally within the range of our Peer Group and our industry. These awards consisted of time-based restricted stock units (“TRSUs”) and performance-based restricted stock units (“PRSUs”).

In response to shareholder feedback, our CEO’s fiscal 2021 LTIP equity award consisted of a greater percentage of performance-based equity than the fiscal 2020 award (70% PRSUs in fiscal 2021 versus 50% in fiscal 2020), a three-year performance period, and reflected a large reduction in the aggregate award date value of the equity awarded ($6 million in fiscal 2021 versus $10 million in fiscal 2020 and prior years). The fiscal 2021 PRSU performance metrics also reflect a return to the Company’s core historical performance metrics, together with the continued use of an ESG modifier, first used in fiscal 2020, and the resumed use of a relative adjusted ROIC modifier.

For fiscal 2021, the Human Capital & Compensation Committee returned to LTIP equity awards for senior leadership team members (other than our CEO) comprised of 50% TRSUs and 50% PRSUs. These TRSUs and PRSUs have an annual vesting over three years and a three-year performance period, respectively, and, in the case of PRSUs, the same core historical performance metrics and ESG and relative adjusted ROIC modifiers as our CEO.

Our Human Capital & Compensation Committee determines whether the TRSUs and/or PRSUs are settled in shares of Common Stock, in cash equal to the fair market value of such shares at the time of vesting, or part in shares of Common Stock and part in cash. To date, all awards under our LTIP have been settled in shares of Common Stock. We typically award equity in the first half of a fiscal year, as well as in connection with certain new-hire awards and promotions.

At January 29, 2022 (the end of fiscal 2021), there were 596,216 shares of Common Stock available for grant under our Fourth Amended and Restated 2011 Equity Incentive Plan (the “2011 Equity Plan”).

Time-Based Stock Awards. The TRSUs awarded in fiscal 2021 are subject to annual vesting, in three equal annual installments. The recipient must be employed by the Company on the applicable vesting dates in order to receive the vesting shares. The three-year vesting period underscores the long-term and retentive focus of this award program.

Mindful to avoid “pay for failure,” generally, the Human Capital & Compensation Committee requires that TRSUs provide for forfeiture if the awardee leaves the Company voluntarily or is terminated by the Company without cause.

Performance-Based Stock Awards. Our fiscal 2021 PRSUs tie payouts directly to Company performance based on pre-established performance metrics over a three-year performance period (fiscal 2021–2023), with cliff vesting of earned shares at the end of the three-year performance period.

PRSU Performance Metrics. In fiscal 2021, the Human Capital & Compensation Committee returned to the Company’s core historical performance metrics, continued the use of an ESG modifier (first used in fiscal 2020) and resumed the use of a relative adjusted ROIC modifier. The Human Capital & Compensation Committee sets

2022 PROXY STATEMENT	45

EXECUTIVE AND DIRECTOR COMPENSATION

targets for the performance period based on the Board approved multi-year operating plan, which takes into account our planned stock repurchases. Eligible members of our senior leadership team, including our CEO and the other NEOs, may earn from 0% to 300% of their target 2021 PRSUs based on the following metrics:

Performance Metric (weighting)	Rationale for Selection
Adjusted EPS (50%)	• Creates a strong focus on our overall profit goal and the underlying drivers of revenue growth, cost control, cash flow, and ultimately total shareholder return.
Adjusted Operating Margin Expansion (25%)

•  Added in fiscal 2016 based on feedback from our shareholders.

•  Directly measures the progress we are making on our strategic growth initiatives.

•  Management can more directly affect these metrics.

•  Key valuation drivers in the specialty retail industry.

Adjusted ROIC (25%)
ESG Modifier (+/- 25%)	• Added in fiscal 2020. • Measures the use of responsibly sourced Better Cotton. • Focuses on Company’s ESG initiatives.
Relative Adjusted ROIC Modifier (+/- 25%)

•  Added first in fiscal 2018 (and resumed use in fiscal 2021) in response to shareholder feedback calling for use of a relative metric and noting adjusted ROIC as a preferred metric.

•  Directly measures the progress we are making on our strategic growth initiatives.

•  Focuses on direct operational performance (as compared to the use of relative TSR, which the Company previously discontinued based on shareholder feedback).

Modifiers. The ESG modifier and the relative adjusted ROIC modifier, in the case of significant outperformance or underperformance, adjust up or down the number of shares of Common Stock otherwise earned by reference to the core performance metrics. The ESG modifier is based on the percentage usage of responsibly sourced Better Cotton in our products at the end of the three-year performance period. The relative adjusted ROIC modifier is based on the ranking of our adjusted ROIC relative to the adjusted ROIC of companies in our Peer Group at the end of the three-year performance period.

Employee Benefits and Perquisites

The Company provides its senior leadership team (including the NEOs, but other than our CEO) with the same employee benefits other employees receive, including health insurance coverage. In addition, they also receive group long-term disability coverage, an opportunity to participate in our voluntary deferred compensation plan, an opportunity to purchase supplemental disability coverage, and certain other modest perquisites. In the case of our CEO, perquisites were agreed to as a result of the arms-length negotiation of her employment agreement and were determined by the Human Capital & Compensation Committee to be important for retaining an executive of her talent. Any personal income taxes due as a result of these perquisites are the responsibility of the recipients, as we do not provide tax gross-ups (other than in connection with certain standard relocation expenses).

The Company uses severance guidelines. These guidelines are designed to offer our employees fair and adequate replacement income based upon market practice. In general, all of the members of our senior leadership team (including the NEOs, but other than our CEO) participate under the same severance guidelines that are applied to other employees. Our CEO’s severance arrangements are as provided in her employment agreement.

46	2022 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Incentive Compensation For Fiscal 2021

Annual Cash Bonus for Fiscal 2021. The Company’s actual adjusted operating income in fiscal 2021 of $288.6 million exceeded the adjusted operating income target of $84.5 million under our 2021 Management Bonus Plan. Cash bonuses for fiscal 2021 for our CEO and the other NEOs are set forth below:

Name	Title	Bonus Amounts
Jane Elfers	President & Chief Executive Officer	$3,520,000
Leah Swan	Chief Operating Officer	$1,460,577
Robert Helm	Chief Financial Officer	$787,500
Bradley Cost	Senior Advisor	$600,000
Claudia Lima-Guinehut	Senior Vice President, Global Merchandising and Strategic Partnerships	$600,000

2018 Performance-Based Equity. The PRSUs awarded in fiscal 2018 had a three-year performance period (fiscal 2018-2020) and would have vested in fiscal 2021, if earned. However, as previously disclosed in our 2019 proxy statement, the 2018 PRSUs were voluntarily returned in fiscal 2018 by our CEO and the other NEOs at the time in order to provide support for our strategic decisions at the time, while continuing to deliver appropriate returns to our shareholders.

2019 Performance-Based Equity. As previously disclosed in our 2021 proxy statement, a portion of our CEO’s and former CFO’s 2019 PRSUs (having a two-year performance period (fiscal 2019-2020)) were awarded in fiscal 2020 and were delivered in fiscal 2021 at approximately 90% of target based on a performance methodology modified in fiscal 2020 by the Human Capital & Compensation Committee and described in our 2021 proxy statement. Also as disclosed in our 2021 proxy statement, in order to promote our CEO’s retention, and mindful of shareholder feedback, the Board also added an additional one-year holding requirement (to June 2022) to the shares awarded to our CEO under her 2019 PRSUs.

Other members of our senior leadership team were also awarded PRSUs in fiscal 2019, but with a three-year performance period (fiscal 2019-2021). Earned shares under these 2019 PRSUs will vest in fiscal 2022. The terms of these 2019 PRSUs are summarized below:

Performance was measured over a three-year period, with cliff vesting of earned shares following the end of the period.

Performance metrics consisted of adjusted EPS (50%), adjusted operating margin expansion (25%) and adjusted ROIC (25%).

A modifier which adjusts (up, down or not at all) the number of shares of Common Stock otherwise earned by reference to the above-mentioned performance metrics. The modifier is the ranking of our adjusted ROIC relative to the adjusted ROIC of companies in our Peer Group.

Future LTIP Performance Goals. While the Company discloses performance metrics and their weighting for outstanding PRSUs, the Company does not disclose performance targets for PRSUs, other than performance targets related to PRSUs which are vested, because to do so would disclose material non-public and/or competitively sensitive information.

Non-GAAP Financial Measures

The Company uses non-GAAP results as one of the metrics to measure operating performance, including to measure performance for purposes of the Company’s incentive compensation. Adjusted financial measures are non-GAAP measures and are not intended to replace GAAP financial information. The Company believes that the unusual and non-recurring items excluded as non-GAAP adjustments do not reflect the performance of its core business and that providing supplemental disclosure to investors in the form of adjusted financial measures facilitates comparisons of the past and present performance of its core business.

2022 PROXY STATEMENT	47

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION PROCESS AND POLICIES

Setting Compensation

In setting compensation for our CEO and the other NEOs, our Human Capital & Compensation Committee takes into account multiple objective and position-specific factors, including:

•	the nature and scope of each executive’s responsibilities;

•	each executive’s experience, performance and contribution to the Company and its strategic growth initiatives;

•	comparative compensation data for executives in similar positions at companies participating in a retail survey conducted by an independent third-party consulting firm, as described below, and at companies in our Peer Group;

•	the Company’s performance;

•	prior equity awards and potential future earnings from equity awards;

•	retention needs; and

•	other factors the Human Capital & Compensation Committee deems relevant.

The Human Capital & Compensation Committee annually reviews with its independent compensation consultant total compensation, and its individual components, at the 25th, 50th and 75th percentile levels paid to executives in similar positions at specialty retailers (including companies in our Peer Group) by reference to an industry-wide retail survey prepared by an independent survey provider to understand where the compensation our Human Capital & Compensation Committee sets falls relative to market practice. The Human Capital & Compensation Committee utilizes this data as a reference point in determining whether an executive’s total compensation opportunity is likely to provide sufficient incentive, motivation and retention. The Human Capital & Compensation Committee also uses this data to determine whether an executive’s total compensation opportunity properly reflects the executive’s role and scope of responsibilities relative to similarly situated executives of companies in the retail survey and our Peer Group. We do not use this data as a single determinative factor, but rather as an external check and point of reference to verify that our executive compensation programs are reasonable and competitive.

Peer Group

The Human Capital & Compensation Committee regularly reviews the members of our Peer Group (generally, other specialty retailers in a range of approximately 0.5x to 2.0x of the Company’s annual revenue) with the assistance of its independent compensation consultant. The Human Capital & Compensation Committee approved the following 12 companies as the members of our peer group for fiscal 2021 (the “Peer Group”):

Fiscal 2021 Peer Group
Abercrombie & Fitch	DSW
American Eagle Outfitters	Express
Buckle	G-III Apparel Group
Caleres	Genesco
Carter’s	Guess?
Chico’s FAS	Zumiez

48	2022 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Stock Ownership Guidelines and Holding Requirements

In order to ensure that the interests of our senior leadership team (including our CEO and the other NEOs) and the members of our Board are properly aligned with those of our shareholders, on the recommendation of the Human Capital & Compensation Committee, the Board adopted stock ownership guidelines for our independent Directors and senior leadership team. Our Human Capital & Compensation Committee reviews the equity ownership of our CEO, other NEOs, other members of our senior leadership team and our Independent Directors, on an annual basis to determine compliance with the Company’s stock ownership guidelines and holding requirements. Under these guidelines, unvested PRSUs do not count as stock earned. The ownership multiples under the guidelines are as follows:

Individual	Ownership Multiple
Chief Executive Officer	5x Base Salary
COO, CFO and Senior Vice Presidents	3x Base Salary
Independent Directors	5x Annual Cash Retainer

Also under our guidelines, our CEO, the other NEOs and the other members of our senior leadership team are required to retain 67% of the net shares (after withholding taxes) acquired upon the vesting of PRSUs and TRSUs until the date on which he or she satisfies (and, for any and all periods of time during which he or she fails to maintain) the relevant ownership guideline multiple set forth above.

Prohibition on Hedging/Pledging of Common Stock

Company policy prohibits all Directors, officers (including our CEO and the other NEOs) and employees from engaging in hedging and pledging, as well as trading in derivatives, of our Common Stock, including puts, calls and other financial derivatives, to ensure that the interests of our Directors, officers and employees are aligned with those of our shareholders. Shareholders may view the Company’s Insider Trading Policy (which includes the foregoing prohibition on hedging and pledging of the Company’s Common Stock) on the Company’s corporate website http://corporate.childrensplace.com in the “Corporate Overview” section under the “Investor Relations” tab and in the section entitled “Corporate Info — Governance Documents”.

2022 PROXY STATEMENT	49

EXECUTIVE AND DIRECTOR COMPENSATION

Taxation

Section 162(m) of the Internal Revenue Code of 1986 (the “Code”), as amended by the Tax Cuts and Jobs Act of 2017, generally limits the deductibility of certain compensation in excess of $1 million paid in any one year to any “covered employee.” A “covered employee” under Section 162(m) is any employee who has served as our CEO, CFO or other NEO for tax years after December 31, 2016.

Section 409A of the Code, which governs the form and timing of payment of deferred compensation, imposes sanctions, including a 20% penalty and an interest penalty, on the recipient of deferred compensation that does not comply with Section 409A. The Human Capital & Compensation Committee takes into account the potential implications of Section 409A in determining the form and timing of compensation awarded to executives.

The Human Capital & Compensation Committee will also take into account the potential implications of Sections 280G and 4999 of the Code in determining potential payments to be made to executives in connection with a change in control. Nevertheless, to the extent that certain payments upon a change in control are classified as excess parachute payments, the Company may not be able to deduct such payments pursuant to Section 280G, and the recipient of such payments may be subject to the excise tax under Section 4999.

The Company does not provide tax gross-ups for any “golden parachute” excise tax payable by the recipient under Sections 280G or 4999 of the Code. Rather, upon a termination of employment in connection with a change in control that gives rise to the payment of severance, our CEO (pursuant to her employment agreement) and the other members of our senior leadership team, including the NEOs other than the CEO (pursuant to the Company’s change in control severance agreements), will receive the greater of: (i) the largest portion of the payment that is not subject to a “golden parachute” excise tax under Sections 280G or 4999 of the Code; or (ii) the full amount of the payment if the net-after-excise tax amount retained by the executive would exceed the amount in clause (i).

50	2022 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

HUMAN CAPITAL & COMPENSATION COMMITTEE REPORT

The Human Capital & Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion & Analysis and, based on such review and discussion, recommended to our Board that the Compensation Discussion & Analysis be included in the Company’s Annual Report on Form 10-K for fiscal 2021 and in this Proxy Statement.

The foregoing Human Capital & Compensation Committee report has been submitted by the members of the Human Capital & Compensation Committee: Joseph Gromek (Chair), Tracey R. Griffin, Norman Matthews and Debby Reiner.

2022 PROXY STATEMENT	51

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table shows the compensation of the Company’s NEOs, including the Company’s CEO (our principal executive officer), the Company’s CFO (our principal financial officer) and the three other most highly compensated executives who were designated by the Board as “executive officers” of the Company, for fiscal 2021, 2020 and 2019, as applicable.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus		Stock Awards(2)		Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Jane Elfers President and Chief Executive Officer	2021	$1,100,000			$7,069,367		$3,520,000	$141,765	(5)	$11,831,132
	2020	833,462			11,263,222	(4)	3,500,000	139,974	(5)	15,736,658	(4)
	2019	1,100,000			9,999,965		968,000	140,144	(5)	12,208,109
Leah Swan Chief Operating Officer	2021	$725,673			$3,000,003		$1,460,577	$16,688	(7)	$5,202,941
	2020	659,279			2,000,011		1,285,000	16,274	(7)	3,960,564
	2019	586,537	$250,000	(6)	2,500,084		230,273	17,363	(7)	3,584,257
Robert Helm(8) Chief Financial Officer	2021	$511,154			$1,750,083		$787,500	$12,447	(9)	$3,061,184
	2020	422,741			750,020		540,000	4,135	(9)	1,716,896
Bradley Cost(10) Senior Advisor	2021	500,000			$1,500,030		$600,000	$1,762	(11)	$2,601,792
Claudia Lima-Guinehut Senior Vice President, Global Merchandising and Strategic Partnerships	2021	$500,000			$750,036		$600,000	$14,833	(12)	$1,864,869
	2020	469,712			1,000,026		300,000	12,102	(12)	1,781,840
	2019	396,154			1,000,077		106,219	13,521	(12)	1,515,971

Notes to the Summary Compensation Table

(1)	Includes any amounts deferred under our Deferred Compensation Plan and contributed under our 401(k) Plan. Fiscal 2021, 2020 and 2019 were each 52-week fiscal years. Effective April 1, 2020, to address the effects of the COVID-19 pandemic, the Company announced that Ms. Elfers temporarily forfeited 100% of her base salary and that the other NEOs each took temporary pay reductions of 25% of their base salaries. Effective June 28, 2020, the Company announced the reinstatement of all base salaries to their pre-reduction levels. The base salaries reported in the table for fiscal 2020 reflect these temporary pay reductions.

(2)	Does not include dividend equivalent shares accrued on applicable awards. The stock award grant date fair value for both time-vested and performance-based stock awards is determined in accordance with FASB ASC Topic 718, in the case of performance-based stock awards, based on the number of shares probable of vesting as determined by those rules, multiplied by the fair market value of one share of our Common Stock on the grant date. For fiscal 2021, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $14,274,891, $4,500,004, $2,625,124 and $1,125,053 for Ms. Elfers, Ms. Swan, Mr. Helm and Ms. Lima-Guinehut, respectively. For fiscal 2020, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the fair value price of one share of our Common Stock on the grant date, was $12,500,037 for Ms. Elfers. For fiscal 2019, at the maximum possible vesting values, the performance-based stock awards set forth in this column, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $24,999,913, $1,875,009 and $1,250,096 for Ms. Elfers, Ms. Swan and Ms. Lima-Guinehut, respectively. For more information concerning the assumptions used in determining the portion of the performance-based awards that are probable of vesting, see Note 6 - Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2021 fiscal year; also see the “Grants of Plan-Based Awards” table below.

(3)	The amounts shown are incentives earned in accordance with the annual incentive arrangements described in the Compensation Discussion & Analysis above, and which are payable pursuant to the annual Management Bonus Plan approved by the Human Capital & Compensation Committee for each respective fiscal year. Amounts shown are for services performed during the fiscal year and paid during the subsequent fiscal year.

(4)	The amounts in the table above for the 2020 fiscal year are as set forth in our 2021 proxy statement. As previously disclosed in that 2021 proxy statement, and for the reasons and based on the methodology set forth in that proxy statement, in late fiscal 2020, the Board determined to award 97,820 shares of Common Stock, or approximately 90% of the target number of shares, to our CEO under her outstanding 2019 LTIP award. In accordance with FASB ASC Topic 718, the fair market value of the 97,820 shares on the date of the Board determination in late fiscal 2020 was $7,000,000. The fair market value of these shares of Common Stock are not included in the

52	2022 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Stock Awards or Total columns for fiscal year 2020 in the table above. Including the fair market value of these shares would result in the amount of the fiscal year 2020 Stock Awards being $18,263,222 and the fiscal year 2020 Total being $22,736,658. The 97,820 shares vested on June 25, 2021. See footnote 2 to the Stock Vested table below.

(5)	The amounts shown consist of: (i) for fiscal 2021, $82,625 for a driver, $35,296 for driver reimbursements, $10,392 for a leased vehicle, $515 for life insurance premiums, $6,211 for executive long-term disability premiums and $6,726 for supplemental life insurance premiums; (ii) for fiscal 2020, $82,946 for a driver, $21,582 for driver reimbursements, $15,200 for a leased vehicle, $515 for life insurance premiums, $9,067 for executive long-term disability premiums and $10,664 for supplemental life insurance premiums; and (iii) for fiscal 2019, $74,116 for a driver, $27,933 for driver reimbursements, $16,675 for a leased vehicle, $647 for life insurance premiums, $9,687 for executive long-term disability premiums and $11,086 for supplemental life insurance premiums.

(6)	Awarded in connection with Ms. Swan’s promotion to Chief Administrative Officer on May 5, 2019, as set forth in the Letter Agreement dated April 9, 2019 between The Children’s Place Services Company, LLC and Ms. Swan, filed on May 29, 2019 as Exhibit 10.4 to the Quarterly Report on Form 10-Q of the Company for the quarter ended May 4, 2019.

(7)	The amounts shown consist of: (i) for fiscal 2021, $515 for life insurance premiums, $3,342 for executive long-term disability premiums and $12,831 for 401(k) plan matching contributions; (ii) for fiscal 2020, $515 for life insurance premiums, $4,359 for executive long-term disability premiums and $11,400 for 401(k) plan matching contributions; and (iii) for fiscal 2019, $446 for life insurance premiums, $5,311 for executive long-term disability premiums and $11,606 for 401(k) plan matching contributions.

(8)	Mr. Helm was appointed as an executive officer on November 12, 2020. Accordingly, the table includes Mr. Helm’s compensation only for fiscal 2021 and fiscal 2020.

(9)	The amount shown consists of: (i) for fiscal 2021, $386 for life insurance premiums, $1,376 for executive long-term disability premiums and $10,685 for 401(k) plan matching contributions; and (ii) for fiscal 2020, $348 for life insurance premiums, $1,238 for executive long-term disability premiums and $2,549 for 401(k) plan matching contributions.

(10)	As previously disclosed, Mr. Cost reassumed the role of Senior Vice President, General Counsel & Corporate Secretary on May 22, 2020 and stepped down from that role on July 26, 2021. Mr. Cost was an executive officer during a portion of fiscal 2021 and, accordingly, in accordance with SEC proxy regulations, the table includes Mr. Cost’s compensation for only fiscal 2021.

(11)	The amount shown consists of, for fiscal 2021, $386 for life insurance premiums and $1,376 for executive long-term disability premiums.

(12)	The amounts shown consist of: (i) for fiscal 2021, $386 for life insurance premiums, $1,885 for executive long-term disability premiums and $12,562 for 401(k) plan matching contributions; (ii) for fiscal 2020, $386 for life insurance premiums, $2,659 for executive long-term disability premiums and $9,057 for 401(k) plan matching contributions; and (iii) for fiscal 2019, $265 for life insurance premiums, $1,825 for executive long-term disability premiums and $11,431 for 401(k) plan matching contributions.

2022 PROXY STATEMENT	53

EXECUTIVE AND DIRECTOR COMPENSATION

Grants of Plan-Based Awards

The following table shows information concerning the non-equity incentive awards, equity incentive awards and other stock awards that were granted to the Company’s NEOs during fiscal 2021.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Option Awards(2)
Jane Elfers President and Chief Executive Officer		$0	$1,760,000	$3,520,000
	3/18/21(3)				0	59,898	179,694		$4,758,297
	5/17/21(4)							25,670	2,311,070
Leah Swan Chief Operating Officer		$0	$775,000	$1,550,000
	4/5/21(5)				0	21,527	64,581		$1,500,001
	4/5/21(6)							21,527	1,500,001
Robert Helm Chief Financial Officer		$0	$393,750	$787,500
	4/5/21(7)				0	12,558	37,674		$875,041
	4/5/21(8)							12,558	875,041
Bradley Cost Senior Advisor		$0	$300,000	$600,000
	6/21/21(9)							16,667	$1,500,030
Claudia Lima-Guinehut Senior Vice President, Global Merchandising and Strategic Partnerships		$0	$300,000	$600,000
	4/5/21(10)				0	5,382	16,146		$375,018
	4/5/21(11)							5,382	375,018

Notes to the Grants of Plan-Based Awards Table

(1)	Amounts reflect bonuses available to be earned in accordance with our annual Management Bonus Plan approved by the Human Capital & Compensation Committee for fiscal 2021.

(2)	The stock award grant date fair value for both time-vested and performance-based stock awards is determined in accordance with FASB ASC Topic 718, in the case of performance-based stock awards, based on the number of shares probable of vesting as determined by those rules, multiplied by the fair market value of one share of our Common Stock on the grant date. The estimated fair value of the performance-based awards is based upon the probable outcome of the performance conditions on the date that each award was communicated to each of our NEOs for the performance period and the fair market value of our Common Stock on that date. For more information, see Note 6 - Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2021 fiscal year. The maximum possible vesting values of the performance-based stock awards awarded for fiscal 2021, computed on the basis of the fair value price of one share of our Common Stock on the grant date, were $14,274,891, $4,500,004, $2,625,124 and $1,125,053 for Ms. Elfers, Ms. Swan, Mr. Helm, and Ms. Lima-Guinehut, respectively.

(3)	Awarded pursuant to the terms of PRSUs granted on March 18, 2021 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Ms. Elfers based upon the achievement of the performance targets for fiscal years 2021-2023.

(4)	Awarded pursuant to the terms of TRSUs granted on May 17, 2021 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on the first, second and third anniversaries of the award date, provided Ms. Elfers is employed by the Company on the respective vesting dates.

(5)	Awarded pursuant to the terms of PRSUs granted on April 5, 2021 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Ms. Swan based upon the achievement of the performance targets for fiscal years 2021-2023.

54	2022 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

(6)	Awarded pursuant to the terms of TRSUs granted on April 5, 2021 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on the first, second and third anniversaries of the award date, provided Ms. Swan is employed by the Company on the respective vesting dates.

(7)	Awarded pursuant to the terms of PRSUs granted on April 5, 2021 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Mr. Helm based upon the achievement of the performance targets for fiscal years 2021-2023.

(8)	Awarded pursuant to the terms of TRSUs granted on April 5, 2021 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on the first, second and third anniversaries of the award date, provided Mr. Helm is employed by the Company on the respective vesting dates.

(9)	Awarded pursuant to the terms of TRSUs granted on June 21, 2021 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, two-thirds vest on June 1, 2022 and one-third vest on June 1, 2023, provided Mr. Cost is employed by the Company on the respective vesting dates.

(10)	Awarded pursuant to the terms of PRSUs granted on April 5, 2021 under the Company’s 2011 Equity Plan. The amounts shown reflect the number of shares of Common Stock able to be earned by Ms. Lima-Guinehut based upon the achievement of the performance targets for fiscal years 2021-2023.

(11)	Awarded pursuant to the terms of TRSUs granted on April 5, 2021 under the Company’s 2011 Equity Plan. Of the TRSUs awarded, one-third vest on the first, second and third anniversaries of the award date, provided Ms. Lima-Guinehut is employed by the Company on the respective vesting dates.

2022 PROXY STATEMENT	55

EXECUTIVE AND DIRECTOR COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning equity awards held by the Company’s NEOs as of January 29, 2022 (the end of our 2021 fiscal year).

	Stock Awards
Name and Principal Position	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jane Elfers	80,051	(3)	$5,638,792
President and	25,670	(4)	1,808,195
Chief Executive Officer				120,077	(5)	$8,458,224
				59,898	(6)	4,219,215
Leah Swan	10,209	(7)	$719,122
Chief Operating Officer	2,364	(8)	166,520
	32,021	(9)	2,255,559
	21,527	(10)	1,516,362	7,089	(11)	$499,349
				21,527	(12)	1,516,362

Robert Helm	424	(13)	$29,867
Chief Financial Officer	2,427	(14)	170,958
	12,008	(15)	845,844
	12,558	(16)	884,586	848	(17)	$59,733
				7,279	(18)	512,733
				12,558	(19)	884,586
Bradley Cost	16,667	(20)	$1,174,023
Senior Advisor
Claudia Lima-Guinehut	1,576	(21)	$111,013
Senior Vice President,	16,011	(22)	1,127,815
Global Merchandising	5,382	(23)	379,108
and Strategic Partnerships				4,726	(24)	$332,899
				5,382	(25)	379,108

Notes to the Outstanding Equity Awards at Fiscal Year-End Table

(1)	Includes dividend equivalent shares accrued as of January 29, 2022 on such unvested shares and unearned shares, as applicable.
(2)	Calculated based on $70.44 per share, which was the closing market price per share of the Company’s Common Stock, as reported on The NASDAQ Stock Market, on January 28, 2022.
(3)	Represents unvested TRSUs initially comprising 120,077 shares of Common Stock awarded to Ms. Elfers on May 29, 2020. Of the shares awarded, one-third vested and were delivered on the first anniversary of the award date and one-third will vest and be delivered on each of the second and third anniversaries of the award date, provided Ms. Elfers is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 40,025 of the shares reflected in the table will vest on May 29, 2022.
(4)	Represents unvested TRSUs initially comprising 25,670 shares of Common Stock awarded to Ms. Elfers on May 17, 2021. Of the shares awarded, one-third will vest and be delivered on each of the first, second and third anniversaries of the award date, provided Ms. Elfers is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 8,556 of the shares reflected in the table will vest on May 17, 2022.
(5)	Awarded pursuant to the terms of PRSUs granted on June 5, 2020 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Elfers at target based upon the achievement of the performance targets for fiscal years 2020-2022. Earned performance shares will vest in April 2023, provided Ms. Elfers is employed on January 28, 2023, subject to the terms and conditions of the 2011 Equity Plan.

56	2022 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

(6)	Awarded pursuant to the terms of PRSUs granted on March 18, 2021 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Elfers at target based upon the achievement of the performance targets for fiscal years 2021-2023. Earned performance shares will vest in June 2024, provided Ms. Elfers is employed on January 27, 2024, subject to the terms and conditions of the 2011 Equity Plan.
(7)	Represents TRSUs initially comprising 9,700 shares of Common Stock awarded to Ms. Swan on August 28, 2017. Of the shares awarded, one-quarter vested on each of August 11, 2018, August 11, 2019 and August 11, 2020, and August 11, 2021. Pursuant to Ms. Swan’s corresponding TRSU award agreement, all such vested shares are deferred until their delivery on February 15, 2022, on and subject to the terms and conditions set forth therein.
(8)	Represents unvested TRSUs initially comprising 6,931 shares of Common Stock awarded to Ms. Swan on May 8, 2019. Of the shares awarded, one-third vested and were delivered on each of the first and second anniversaries of the award date and one-third will vest on the third anniversary of the award date, provided Ms. Swan is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan. The shares reflected in the table will vest on May 8, 2022.
(9)	Represents unvested TRSUs initially comprising 48,031 shares of Common Stock awarded to Ms. Swan on May 29, 2020. Of the shares awarded, one-third vested and was delivered on the first anniversary of the award date and one-third will vest and be delivered on each of the second and third anniversaries of the award date, provided Ms. Swan is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 16,010 of the shares reflected in the table will vest on May 29, 2022.
(10)	Represents unvested TRSUs initially comprising 21,527 shares of Common Stock awarded to Ms. Swan on April 5, 2021. Of the shares awarded, one-third will vest and be delivered on each of the first, second and third anniversaries of the award date, provided Ms. Swan is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 7,176 of the shares reflected in the table will vest on April 5, 2022.
(11)	Awarded pursuant to the terms of PRSUs granted on May 8, 2019 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Swan at target based upon the achievement of the performance targets for fiscal years 2019-2021. Earned performance shares will vest in April 2022, provided Ms. Swan is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.
(12)	Awarded pursuant to the terms of PRSUs granted on April 5, 2021 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Swan at target based upon the achievement of the performance targets for fiscal years 2021-2023. Earned performance shares will vest in April 2024, provided Ms. Swan is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.
(13)	Represents unvested TRSUs initially comprising 1,251 shares of Common Stock awarded to Mr. Helm on July 8, 2019. Of the shares awarded, one-third vested and was delivered on May 8, 2020 and May 8, 2021, respectively, and one-third will vest on May 8, 2022, provided Mr. Helm is employed by the Company on the vesting dates, subject to the terms and conditions of the 2011 Equity Plan. The shares reflected in the table will vest on May 8, 2022.
(14)	Represents unvested TRSUs initially comprising 7,213 shares of Common Stock awarded to Mr. Helm on December 2, 2019. Of the shares awarded, one-third vested and was delivered on the first and second anniversaries of the award date and one-third will vest and be delivered on the third anniversary of the award date, provided Mr. Helm is employed by the Company on the vesting dates, subject to the terms and conditions of the 2011 Equity Plan. The shares reflected in the table will vest on December 2, 2022.
(15)	Represents unvested TRSUs initially comprising 18,012 shares of Common Stock awarded to Mr. Helm on May 29, 2020. Of the shares awarded, one-third vested and was delivered on the first anniversary of the award date and one-third will vest and be delivered on the second and third anniversaries of the award date, provided Mr. Helm is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 6,004 of the shares reflected in the table will vest on May 29, 2022.
(16)	Represents unvested TRSUs initially comprising 12,558 shares of Common Stock awarded to Mr. Helm on April 5, 2021. Of the shares awarded, one-third will vest and be delivered on each of the first, second and third anniversaries of the award date, provided Mr. Helm is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 4,186 of the shares reflected in the table will vest on April 5, 2022.
(17)	Awarded pursuant to the terms of PRSUs granted on July 8, 2019 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Helm at target based upon the achievement of the performance targets for fiscal years 2019-2021. Earned performance shares will vest in April 2022, provided Mr. Helm is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.
(18)	Awarded pursuant to the terms of PRSUs granted on December 2, 2019 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Helm at target based upon the achievement of the performance targets for fiscal years 2019-2021. Earned performance shares will vest in April 2022, provided Mr. Helm is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.

2022 PROXY STATEMENT	57

EXECUTIVE AND DIRECTOR COMPENSATION

(19)	Awarded pursuant to the terms of PRSUs granted on April 5, 2021 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Mr. Helm at target based upon the achievement of the performance targets for fiscal years 2021-2023. Earned performance shares will vest in April 2024, provided Mr. Helm is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.
(20)	Represents unvested TRSUs initially comprising 16,667 shares of Common Stock awarded to Mr. Cost on June 21, 2021. Of the shares awarded, two-thirds will vest and be delivered on June 1, 2022 and one-third will vest and be delivered on June 1, 2023 of the award date, provided Mr. Cost is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 11,111 of the shares reflected in the table will vest on June 1, 2022.
(21)	Represents unvested TRSUs initially comprising 4,621 shares of Common Stock awarded to Ms. Lima-Guinehut on May 8, 2019. Of the shares initially awarded, one-third vested and was delivered on the first and second anniversary of the award date and one-third will vest and be delivered on the third anniversary of the award date, provided Ms. Lima-Guinehut is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. The shares reflected in the table will vest on May 8, 2022.
(22)	Represents unvested TRSUs initially comprising 24,016 shares of Common Stock awarded to Ms. Lima-Guinehut on May 29, 2020. Of the shares awarded, one-third vested and was delivered on the first anniversary of the award date and one-third will vest and be delivered on each of the second and third anniversaries of the award date, provided Ms. Lima-Guinehut is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 8,005 of the shares reflected in the table will vest on May 29, 2022.
(23)	Represents unvested TRSUs initially comprising 5,382 shares of Common Stock awarded to Ms. Lima-Guinehut on April 5, 2021. Of the shares awarded, one-third will vest and be delivered on each of the first, second and third anniversaries of the award date, provided Ms. Lima-Guinehut is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan. 1,794 of the shares reflected in the table will vest on April 5, 2022.
(24)	Awarded pursuant to the terms of PRSUs granted on May 8, 2019 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Lima-Guinehut at target based upon the achievement of the performance targets for fiscal years 2019-2021. Earned performance shares will vest in April 2022, provided Ms. Lima-Guinehut is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.
(25)	Awarded pursuant to the terms of PRSUs granted on April 5, 2021 under the Company’s 2011 Equity Plan. The amount shown reflects the number of shares of Common Stock able to be earned by Ms. Lima-Guinehut at target based upon the achievement of the performance targets for fiscal years 2021-2023. Earned performance shares will vest in April 2024, provided Ms. Lima-Guinehut is employed by the Company on that date, subject to the terms and conditions of the 2011 Equity Plan.

58	2022 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Stock Vested

The following table contains information concerning the number of shares acquired and value realized during fiscal 2021 upon the vesting/delivery of equity awards previously granted to each of the Company’s NEOs who held awards that vested in fiscal 2021.

	Stock Awards
Name and Principal Position*	Number of Shares Acquired on Vesting/Delivery (#)		Value Realized on Vesting ($)(1)
Jane Elfers	97,820	(2)	$9,716,461
President and Chief Executive Officer	40,025	(3)	3,822,388
Leah Swan	1,414	(4)	$111,720
Chief Operating Officer	2,363	(5)	190,978
	4,726	(6)	381,955
	16,010	(7)	1,528,955
Robert Helm	170	(8)	$13,432
Chief Financial Officer	424	(9)	34,268
	2,426	(10)	209,048
	6,004	(11)	573,382
Claudia Lima-Guinehut	214	(12)	$16,908
Senior Vice President, Global Merchandising	1,575	(13)	127,292
and Strategic Partnerships	8,005	(14)	764,478

*	No NEOs held options to acquire Common Stock during fiscal 2021.

Notes to the Stock Vested Table

(1)	Represents the aggregate dollar amount realized based upon the fair market value of the Company’s Common Stock on the vesting date or delivery date, as applicable, of each award.
(2)	Represents the vesting of shares of Common Stock granted to Ms. Elfers pursuant to PRSUs awarded on June 27, 2019 and modified in late fiscal 2020. See footnote 4 to the Summary Compensation Table above.
(3)	Represents the first partial vesting of 120,077 shares of Common Stock granted to Ms. Elfers pursuant to TRSUs awarded on May 29, 2020, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third will vest and be delivered on each of the second and third anniversaries of the date of grant, provided Ms. Elfers is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.
(4)	Represents the final partial vesting of 4,069 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Ms. Swan pursuant to TRSUs awarded on May 4, 2018, one-third of which vested and were delivered on each of the first, second and third anniversaries of the date of grant, respectively
(5)	Represents the second partial vesting of 6,931 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Ms. Swan pursuant to TRSUs awarded on May 8, 2019, one-third of which vested and were delivered on the first and second anniversaries of the date of grant and one-third of which are deliverable to Ms. Swan on the third anniversary of the date of grant, provided Ms. Swan is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan.
(6)	Represents the final partial vesting of 9,242 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Ms. Swan on May 8, 2019 pursuant to TRSUs awarded in connection with Ms. Swan’s promotion to Chief Administrative Officer, one-half of which vested and were delivered on the first and second anniversary of the date of grant, respectively.
(7)	Represents the first partial vesting of 48,031 shares of Common Stock granted to Ms. Swan pursuant to TRSUs awarded on May 29, 2020, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third will vest and be delivered on each of the second and third anniversaries of the date of grant, provided Ms. Swan is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.
(8)	Represents the final partial vesting of 499 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Mr. Helm pursuant to TRSUs awarded on May 4, 2018, one-third of which vested and were delivered on each of the first, second and third anniversaries of the date of grant, respectively.

2022 PROXY STATEMENT	59

EXECUTIVE AND DIRECTOR COMPENSATION

(9)	Represents the second partial vesting of 1,251 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Mr. Helm pursuant to TRSUs awarded on July 8, 2019, one-third of which vested and were delivered on the first and second anniversaries of the date of grant and one-third of which are deliverable to Mr. Helm on the third anniversary of the date of grant, provided Mr. Helm is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan.
(10)	Represents the second partial vesting of 7,213 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Mr. Helm pursuant to TRSUs awarded on December 2, 2019, one-third of which vested and were delivered on the first and second anniversaries of the date of grant and one-third of which are deliverable to Mr. Helm on each the third anniversary of the date of grant, provided Mr. Helm is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan.
(11)	Represents the first partial vesting of 18,012 shares of Common Stock granted to Mr. Helm pursuant to TRSUs awarded on May 29, 2020, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third will vest and be delivered on each of the second and third anniversaries of the date of grant, provided Mr. Helm is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.
(12)	Represents the final partial vesting of 620 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Ms. Lima-Guinehut pursuant to TRSUs awarded on May 4, 2018, one-third of which vested and were delivered on each of the first, second and third anniversaries of the date of grant, respectively.
(13)	Represents the second partial vesting of 4,621 shares of Common Stock (together with dividend equivalent shares accrued thereon) granted to Ms. Lima-Guinehut pursuant to TRSUs awarded on May 8, 2019, one-third of which vested and were delivered on the first and second anniversaries of the date of grant and one-third of which are deliverable to Ms. Lima-Guinehut on the third anniversary of the date of grant, provided Ms. Lima-Guinehut is employed by the Company on the vesting date, subject to the terms and conditions of the 2011 Equity Plan.
(14)	Represents the first partial vesting of 24,016 shares of Common Stock granted to Ms. Lima-Guinehut pursuant to TRSUs awarded on May 29, 2020, one-third of which vested and were delivered on the first anniversary of the date of grant and one-third will vest and be delivered on each of the second and third anniversaries of the date of grant, provided Ms. Lima-Guinehut is employed by the Company on the respective vesting dates, subject to the terms and conditions of the 2011 Equity Plan.

60	2022 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Deferred Compensation Plan

Eligible employees, including our NEOs, and our Directors may elect annually to defer a portion of their salary, cash bonus, Director fees and stock awards under The Children’s Place, Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”). Under this plan, participants can defer up to 80% of their salary, 100% of their cash bonus, 100% of their Director fees and/or 100% of their stock awards payable in the following calendar year. At the option of the participant, these amounts may be deferred to a specific date at least two years from the last day of the year in which deferrals are credited into the participant’s account. Interest on deferred amounts is credited to the participant’s account based upon the earnings and losses of one or more of the investments selected by the participant from the various investment alternatives available under the Deferred Compensation Plan, as determined by the Human Capital & Compensation Committee. Directors may elect to invest their cash fees in Company Common Stock. All stock awards are distributed in the form of shares of Company Common Stock.

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred in either a lump sum or in substantially equal annual installments over a period of up to five years. If a participant is an employee of the Company and separates from service prior to the elected commencement date for distributions and has not attained a combination of age and years of service to the Company the sum of which is equal to at least 55, then the deferred amounts will be distributed immediately in a lump sum, regardless of the method of distribution originally elected by the participant. If the participant in question is an employee of the Company and separates from service prior to the elected commencement date for distribution and has attained a combination of age and years of service to the Company, the sum of which is equal to at least 55, then the participant may receive the amounts in substantially equal annual installments over a period of up to 15 years. If the participant is a Director and separates from service prior to the elected commencement date for distributions, then the deferred amounts will be distributed immediately in a lump sum unless the recipient has elected on a timely basis to receive the amounts in substantially equal installments over a period of up to 15 years. If the participant in question is a “specified employee” under the Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement. Changes to deferral elections with respect to previously deferred amounts are permitted only under the limited terms and conditions specified in the Code, and early withdrawals from deferred accounts are permitted only in extreme cases, such as unforeseen financial hardship resulting from an illness or accident of the participant which is demonstrated to the Human Capital & Compensation Committee.

CEO Employment Agreement

The Company and Jane Elfers, our President and Chief Executive Officer, are parties to an employment agreement dated December 2009, as amended (the “employment agreement”).

Set forth below is a summary of certain terms contained in Ms. Elfers’ employment agreement.

Board of Directors. Ms. Elfers is to be nominated for election to our Board pursuant to her employment agreement.

Benefits and Perquisites. During the term of her employment agreement, Ms. Elfers will be entitled to the perquisites described under the heading “Executive and Director Compensation - Compensation Discussion & Analysis - Elements of Compensation Program - Employee Benefits and Perquisites” above and to participate in all employee benefit and perquisite plans, programs and arrangements offered by the Company as the Company generally makes available to senior executives of the Company from time to time (other than any severance plan or program).

Awards and Benefits. The bonus awards, equity awards, benefits and perquisites provided to Ms. Elfers under the employment agreement are to be on a basis which is no less favorable to Ms. Elfers than the most favorable basis on which such awards, benefits or perquisites are granted to any other senior executive officer of the Company, except for such awards, benefits or perquisites granted to any senior executive officer in connection with an initial hire or promotion or other grants not in the regular course.

2022 PROXY STATEMENT	61

EXECUTIVE AND DIRECTOR COMPENSATION

Severance. Certain severance benefits are provided in the event of a termination of Ms. Elfers’ employment by the Company other than for cause, in the case of disability, by Ms. Elfers for good reason or at the expiration of the term of her employment agreement due to the Company’s issuance of a non-renewal notice. In the event of such termination and subject to a release of claims against the Company by Ms. Elfers, Ms. Elfers will be entitled to receive: (i) earned, but unpaid, base salary and unpaid expense reimbursement through the date of termination; (ii) a lump sum cash payment of any annual bonus and other incentive compensation earned, but unpaid, for the most recent fiscal year ended prior to the date of termination; (iii) an amount equal to the sum of (a) two times her then current base salary and (b) two times the greater of (x) her target bonus or (y) the average of the immediately preceding two year’s annual bonuses earned by her (the greater of clause (x) or (y), the “bonus amount”), payable in cash in equal installments (the payments set forth in (iii), collectively, the “severance payments”) over a period of 24 months following the date of termination (the “severance period”); (iv) a lump sum cash payment of a pro-rata portion of $1.2 million for the fiscal year in which her employment terminates; and (v) continued healthcare coverage under the Company’s group health plan, at the Company’s expense, and continued provision of certain benefits and perquisites, for a period not to exceed the severance period.

Change in Control. In the event of a termination of Ms. Elfers’ employment by the Company other than for cause, in the case of disability, by Ms. Elfers for good reason or at the expiration of the term of her employment agreement due to the Company’s issuance of a non-renewal notice that occurs, in any case, within two years following the occurrence of a change in control which constitutes a “change in control event” within the meaning of Treasury Regulation §1.409A-3(i)(5)(i), then, in addition to the amounts and benefits described in clauses (i), (ii) and (iv) of the immediately preceding paragraph, but in lieu of the severance payments and the benefits described in clauses (iii) and (v) of the immediately preceding paragraph, Ms. Elfers will be entitled to a lump sum cash severance payment in an amount equal to three times the sum of her base salary and the bonus amount, and continued healthcare coverage under the Company’s group health plan, at the Company’s expense, and continued provision of certain benefits and perquisites, for a period of 36 months. If such a termination occurs within two years following the occurrence of a change in control which does not constitute a “change in control event” within the meaning of Treas. Reg. §1.409A-3(i)(5)(i), Ms. Elfers will receive the same benefits and amounts described above, but a portion of the change in control severance will be paid over the severance period rather than in a lump sum.

In the event that the “golden parachute” excise tax provisions of the Code (Sections 280G and 4999) are implicated because of the foregoing payments and benefits, the Company will not provide any tax gross-up to Ms. Elfers. Rather, Ms. Elfers will receive the greater of: (i) the largest portion of the payments and benefits that are not subject to a “golden parachute” excise tax under Sections 280G and 4999 of the Code or (ii) the largest portion of the payments and benefits, up to and including the total, if the net-after-excise tax amount retained by her would exceed the amount in clause (i) above.

Restrictions and Indemnification. During the term of her employment agreement and for a period of 12 months following the date of termination, Ms. Elfers will be subject to restrictions on competition with the Company. During the term of her employment agreement and for a period of 18 months following the date of termination, Ms. Elfers will be subject to restrictions on the solicitation of the Company’s employees, and of the Company’s vendors, distributors, manufacturers, lessors, independent contractors or agents for and on behalf of a competitive business. For all periods during and after the term of her employment agreement, Ms. Elfers will be subject to non-disclosure and confidentiality restrictions relating to the Company’s confidential information and trade secrets. Ms. Elfers’ employment agreement also contains indemnification provisions for claims that may arise in connection with Ms. Elfers’ service as President and CEO or as a Director of the Company.

62	2022 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Other Arrangements

The Company does not have any employment agreements with any of its NEOs (other than Ms. Elfers) or any other member of management. As is its practice, the Company and each of the NEOs (other than Ms. Elfers) and certain other members of management are parties to offer letters, which generally establish certain terms of employment, including base salary, target bonus as a percentage of base salary, initial equity awards, paid time off and other benefits, and contain confidentiality, work product, non-solicitation and non-competition obligations.

Change in Control Agreements

We have entered into change in control severance agreements with our NEOs (other than Ms. Elfers), certain other executives and other key employees that require us to make payments and provide benefits in the event of the termination of his or her employment by the Company without cause or by such executive or key employee for good reason occurring in connection with a change in control of the Company. We utilize these provisions in order to recruit and retain, including to obtain a long-term commitment to employment from, executives and key employees. We believe that appropriate severance arrangements will provide our executives with important incentives to remain employed with us and to concentrate on the Company’s business objectives in circumstances where a change in control of the Company becomes imminent.

Each of Mses. Swan and Lima-Guinehut and Messrs. Helm and Cost (as well as other executives and certain other key employees) has entered into separate change in control severance agreements, pursuant to which each is provided severance benefits upon a termination of employment in connection with a change in control. Pursuant to their change in control severance agreements, each of Mses. Swan and Lima-Guinehut and Messrs. Helm and Cost will receive severance benefits upon a termination of employment by the Company without cause or by the executive for “good reason” within two years following a change in control.

Each change in control severance agreement is for two years and then automatically renews for one-year terms thereafter, unless the Company provides 90 days’ notice of its intent to terminate the agreement. Upon a termination of employment in connection with a change in control entitling them to benefits under the agreement, each of Mses. Swan and Lima-Guinehut and Messrs. Helm and Cost is to receive a lump sum severance payment equal to the sum of their respective base salary, and the average of their respective actual bonuses payable for each of the previous three years, multiplied by, in the case of Ms. Swan, 2, and in the case of Messrs. Helm and Cost and Ms. Lima-Guinehut, 1.5.

In the event that the “golden parachute” excise tax provisions of the Code (Sections 280G and 4999) are implicated because of any payments and benefits to be made and provided to an executive under the change in control severance agreements, the Company will not provide any tax gross-ups. Rather, the change in control severance agreements provide for the executives to receive the greater of: (i) the largest portion of the payments and benefits that would result in no parachute excise tax under Sections 280G and 4999 of the Code, or (ii) the largest portion of the payments and benefits, up to and including the total, if the net after-excise-tax amount retained by the executive would exceed the amount in clause (i) above.

For purposes of the change in control severance agreements, the term “change in control” is defined as: (i) the sale to any purchaser of (a) all or substantially all of the assets of the Company, or (b) capital stock representing more than 50% of the stock of the Company entitled to vote generally in the election of directors; (ii) a merger or consolidation of the Company with another corporation if, immediately after such merger or consolidation, less than a majority of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the surviving corporation is held by those who held such securities immediately prior to the transaction; (iii) if any person becomes the beneficial owner of securities representing more than 50% of the combined voting power of voting stock of the Company (or the subsidiary employing the executive) entitled to vote generally in the election of directors; or (iv) if the individuals (a) who, as of the date of the applicable agreement, constitute the Board (the “Original Directors”) and (b) who thereafter are elected to the Board and whose election or nomination was approved by a majority of the Original Directors then still in office (the “Additional Original Directors”) and (c) who thereafter

2022 PROXY STATEMENT	63

EXECUTIVE AND DIRECTOR COMPENSATION

are elected to the Board and whose election or nomination was approved by a majority of the Original Directors and Additional Original Directors then still in office, cease for any reason to constitute a majority of the members of the Board.

Severance Guidelines and Offer Letters

Under the Company’s severance guidelines and its offer letters with Mses. Swan and Lima-Guinehut and Messrs. Helm and Cost, upon a termination of employment (other than in connection with a change in control) of any of these NEOs by the Company without cause, the affected NEOs will receive severance in the form of salary continuation payments for a period which is the greater of the period provided under the Company’s severance guidelines in effect at the time of termination or 18 months, in the case of Ms. Swan, or 12 months, in the case of Messrs. Helm and Cost and Ms. Lima-Guinehut, provided that, in any event, the Company’s severance obligations will be automatically reduced by the amount of salary and other like annual remuneration received from employment or engagement as an independent contractor during the severance period. Receipt of severance payments is conditioned upon the execution and delivery by the affected NEO of an agreement containing a release of claims, a confidentiality agreement, and a non-solicitation and non-competition agreement for a period of time following termination equal to the severance period.

64	2022 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Potential Payments upon Termination or Change in Control

The following table sets forth the estimated incremental payments and benefits that would be payable to each NEO upon termination of such NEO’s employment in certain circumstances, including in connection with a change in control of the Company, assuming that the triggering event occurred at year-end fiscal 2021 (January 29, 2022). All equity held by all NEOs is subject to a “double trigger”, i.e., an NEO’s employment would have to be terminated in connection with a change in control in order for the NEO’s equity to vest in accordance with the applicable award agreement.

				Payment of	Payment of	Health &
Name and			FY 2021	Time-Based	Performance-Based	Welfare
Principal Position	Termination Reason	Severance ($)	Bonus ($)	RSUs ($)(1)	RSUs ($)(1)	Benefits ($)	Total ($)
Jane Elfers	By Company without cause	$7,868,000(2)	—	$7,446,987	$12,677,439	$97,496	$28,089,922
President and	By Executive for Good Reason	7,868,000(2)	—	7,446,987	12,677,439	97,496	28,089,922
Chief Executive Officer	Following Change in Control	11,202,000(3)	—	7,446,987	12,677,439	146,244	31,472,670
	Death	—	—	7,446,987	12,677,439	13,452	20,137,878
	Disability	—	—	7,446,987	12,677,439	13,452	20,137,878
Leah Swan	By Company without cause	$1,162,500(2)	—	—	—	$25,032	$1,187,532
Chief Operating Officer	By Executive for Good Reason	—	—	—	—	—	—
	Following Change in Control	2,726,849(3)	—	$4,657,563	$2,015,711	33,376	9,433,499
	Death	—	—	4,657,563	2,015,711	—	6,673,274
	Disability	—	—	4,657,563	2,015,711	—	6,673,274
Robert Helm	By Company without cause	$525,000(2)	—	—	—	$12,447	$537,447
Chief Financial Officer	By Executive for Good Reason	—	—	—	—	—	—
	Following Change in Control	1,196,905(3)	—	$1,931,253	$1,457,051	18,671	4,603,880
	Death	—	—	1,931,253	1,457,051	—	3,388,304
	Disability	—	—	1,931,253	1,457,051	—	3,388,304
Bradley Cost	By Company without cause	$500,000(2)	—	—	—	$1,762	$501,762
Senior Advisor	By Executive for Good Reason		—	—	—	—	—
	Following Change in Control	1,200,000(3)	—	1,174,023	—	2,643	2,376,666
	Death		—	1,174,023	—	—	1,174,023
	Disability		—	1,174,023	—	—	1,174,023
Claudia Lima-Guinehut	By Company without cause	$500,000(2)	—	—	—	$14,833	$514,833
Senior Vice President,	By Executive for Good Reason	—	—	—	—	—	—
Global Merchandising	Following Change in Control	953,110(3)	—	$1,617,936	712,008	22,250	3,305,303
and Strategic Partnerships	Death	—	—	1,617,936	712,008	—	2,329,944
	Disability	—	—	1,617,936	712,008	—	2,329,944

Notes to the Potential Payments upon Termination or Change in Control Table

(1)	Calculated based on $70.44 per share, which was the closing market price per share of the Company’s Common Stock as reported on The NASDAQ Stock Market on January 28, 2022. For purposes of calculating the amounts in the “Payment of Performance Shares” column, the target (100%) amounts of all performance-based awards were used.
(2)	Paid by way of salary continuation.
(3)	Paid in a lump sum.

2022 PROXY STATEMENT	65

EXECUTIVE AND DIRECTOR COMPENSATION

CEO Pay Ratio

The following sets forth information concerning the total annual compensation of our CEO and the total annual compensation of our median employee.

For the 2021 fiscal year ended January 29, 2022:

•	The total annual compensation of our CEO was $11,831,132

•	The total annual compensation of our median employee was $10,591; our median employee is a part-time, hourly retail store associate averaging 14.2 hours worked per week

For fiscal 2021, the ratio of the total annual compensation of our CEO to our median employee was estimated to be 1,117:1.

To calculate the total annual compensation of our median employee, the methodology and the material assumptions, adjustments and estimates were as follows:

•	As is permitted by applicable SEC regulations, our median employee for fiscal 2021 was selected on November 1, 2021, our most recent date for internal collection of employee compensation data and which is within the last three months of fiscal 2021, as the date upon which to identify our median employee. To identify the median employee from our employee population, we collected actual base salary, wages and other amounts paid, as applicable.

66	2022 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation of Directors

Compensation for our non-employee Directors is set by the Board on the recommendation of the Human Capital & Compensation Committee. Compensation paid to our non-employee Directors is in the form of cash retainer payments and a time-vested equity award pursuant to our 2011 Equity Plan that provides for fixed annual grants.

In fiscal 2021, non-employee Director compensation consisted of the following, as applicable:

Annual Retainer
Cash	$70,000
Equity Grant(1)	A TRSU award having a fair market value of $130,000 ($180,000 in the case of the Company’s Chairman) which generally vests after one year, on the first business day of the Company’s fiscal year.
Additional Annual Cash Retainer for the Chairman of the Board and Committee Chairs
Chairman	$100,000
Audit Committee Chair	$30,000
Human Capital & Compensation Committee Chair	$25,000
Corporate Responsibility, Sustainability & Governance Committee Chair	$25,000
Additional Annual Retainer for the Members of Committees Including Committee Chairs
Audit Committee	$13,500
Human Capital & Compensation Committee	$7,500
Corporate Responsibility, Sustainability & Governance Committee	$3,000

(1)	The 2011 Equity Plan caps at $250,000 the aggregate fair market value of equity awards made to any non-employee Director in any calendar year.

The Company also pays or reimburses Directors for travel expenses relating to attending meetings of our Board, its Committees and annual meetings of shareholders, and reimburses Directors in an amount not to exceed $6,000 per year for attendance at director educational seminars. In addition, all Directors are eligible to receive 15 Company-issued discount cards for use in purchasing our merchandise in accordance with our employee merchandise discount policy, which they may distribute to their friends and family, at their discretion.

Employee Directors are paid for their services to the Company as employees and do not receive any additional compensation for serving on our Board. Accordingly, employee Directors are not eligible for any annual retainer or other Director fees or the Director-related equity award.

Under the Company’s stock ownership guidelines, non-employee Directors are required to acquire shares of Common Stock (directly or through share equivalent units) with a value of at least five times their annual Director cash retainer within five years of joining the Board.

2022 PROXY STATEMENT	67

EXECUTIVE AND DIRECTOR COMPENSATION

Increase in Independent Director Compensation Beginning in Fiscal 2022

During fiscal 2021, in connection with the Human Capital & Compensation Committee’s annual review process, Semler Brossy assessed and made recommendations regarding the Company’s non-employee director compensation program which were not acted upon pending changes to Committee oversight responsibilities contemplated at the time. Following Semler Brossy’s assessment of independent director pay levels, the Human Capital &  Compensation Committee engaged FW Cook to serve as the Committee’s independent compensation consultant and the Committee requested that FW Cook review Semler Brossy’s recommendations concerning independent director pay levels. Based upon FW Cook’s confirmatory assessment of Semler Brossy’s recommendations, the Human Capital & Compensation Committee recommended to the Board, and the Board approved, a revision to the above-described non-employee director compensation program, beginning in fiscal 2022, as follows: (i) an increase of $10,000 to the annual equity grant for independent directors other than the Chairman of the Board (from $130,000 per year to $140,000 per year); (ii) an increase of $1,500 to the annual retainer payable to each member of the Audit Committee (from $13,500 per year to $15,000 per year); (iii) an increase of $5,000 to the annual retainer payable to each member of the Human Capital & Compensation Committee (from $7,500 per year to $12,500 per year); and (iv) an increase of $7,000 to the annual retainer payable to each member of the Corporate Responsibility, Sustainability & Governance Committee (from $3,000 per year to $10,000 per year).

68	2022 PROXY STATEMENT

EXECUTIVE AND DIRECTOR COMPENSATION

The following table shows the compensation earned by each non-employee Director in fiscal 2021.

Non-Employee Directors’ Compensation

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Norman Matthews	$180,500	$180,017	$360,517
Joseph Alutto	98,000	130,036	228,036
John E. Bachman	116,500	130,036	246,536
Marla Beck	76,375	130,036	206,411
Elizabeth J. Boland	83,500	130,036	213,536
John A. Frascotti(3)	47,667	86,722	134,389
Tracey R. Griffin	82,000	130,036	212,036
Joseph Gromek(4)	102,500	130,036	232,536
Katherine Kountze(5)	20,875	32,539	53,414
Robert L. Mettler(6)	19,375	32,526	51,901
Debby Reiner	77,500	130,036	207,536

Notes to the Non-Employee Directors’ Compensation Table

(1)	Represents the aggregate dollar amount of all fees earned in cash for services as a Director and as a member(s) of a Board Committee(s) in fiscal 2021.

(2)	Represents the stock award grant date fair value recognized for financial statement reporting purposes in accordance with the “Compensation - Stock Compensation” topic of the Financial Accounting Standards Board’s Accounting Standards Codification. For more information, see Note 6 - Stock-Based Compensation in the accompanying Notes to Consolidated Financial Statements filed in our Annual Report on Form 10-K for our 2021 fiscal year. The fair value of TRSUs is defined as the closing price of the Company’s Common Stock on the grant date. Stock awards to those who have attained the age of retirement are subject to accelerated expensing for financial reporting purposes. Each of Dr. Alutto, and Messrs. Gromek, and Matthews has reached retirement age, and consequently each stock award received by him is subject to accelerated vesting upon retirement from the Board.

(3)	John A. Frascotti was appointed to the Board on June 9, 2021. The fees paid to Mr. Frascotti reflect a pro-rated amount for the portion of fiscal 2021 during which he served as a Director.

(4)	Joseph Gromek will continue to serve as a Director through the date of the Annual Meeting and is not standing for re-election to the Board.

(5)	Katherine Kountze was appointed to the Board on November 1, 2021. The fees paid to Ms. Kountze reflect a pro-rated amount for the portion of fiscal 2021 during which she served as a Director.

(6)	Robert Mettler served as a Director through May 12, 2021. The fees paid to Mr. Mettler reflect a pro-rated amount for the portion of fiscal 2021 during which he served as a Director.

Deferral of Fees

Under the Company’s Deferred Compensation Plan as described above, Directors may elect to defer all or a part of their Director fees and stock awards. The Deferred Compensation Plan permits Directors to invest deferred cash fees in the Company’s Common Stock. A Director who elects to invest deferred cash fees in Common Stock will receive shares upon completion of the deferral period. Mr. Matthews and Dr. Alutto elected to defer their fiscal 2021 Directors fees pursuant to the Deferred Compensation Plan and elected to invest those deferred fees in shares of Common Stock.

2022 PROXY STATEMENT	69

STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

The following table shows the beneficial ownership of Common Stock of each Director, each of our NEOs, and the Directors and executive officers as a group. “Beneficial ownership” as used here means more than “ownership” as that term is commonly used. For example, a person “beneficially” owns Company stock not only if he or she holds it directly, but also if he or she has (or shares) the power to vote or sell the stock indirectly (for example, through a relationship, a position as a director or trustee, or a contract or understanding). Beneficial ownership also includes shares a person has the right to acquire within 60 days, for example, through the scheduled vesting of an equity award or the exercise of a stock option.

Name of Beneficial Owner(1)	Shares Beneficially Owned(2)(3)
Norman Matthews(4)	124,659
Joseph Alutto(5)	41,482
John E. Bachman(6)	16,703
Marla Beck(7)	6,096
Elizabeth J. Boland(8)	10,031
Jane Elfers(9)	167,786
John A. Frascotti(10)	0
Tracey R. Griffin(11)	3,252
Joseph Gromek(12)	23,849
Katherine Kountze(13)	0
Debby Reiner(14)	4,831
Leah Swan(15)	49,604
Robert Helm(16)	17,478
Bradley Cost(17)	2,726
Claudia Lima-Guinehut(18)	13,689
All Directors and executive officers as a group (16 persons)	483,276

Notes to the Stock Ownership of Directors and Executive Officers Table

(1)	Information about Common Stock holdings in the above table and in these footnotes is as of March 25, 2022. Unless stated otherwise in these footnotes, each person named in the table owned his or her shares directly and has sole voting and investment power over such shares.

(2)	The number of shares beneficially owned in the above table includes, in each case, all dividend equivalent shares accrued and issuable upon the vesting of the applicable equity awards held by the beneficial owner.

(3)	On March 25, 2022, each person named in the table beneficially owned less than 1.0% of the outstanding Common Stock, other than Ms. Elfers who beneficially owned approximately 1.24% of the outstanding shares. The Directors and executive officers as a group beneficially owned approximately 3.57% of the outstanding Common Stock.

(4)	Does not include 2,545 shares of Common Stock granted on January 31, 2022 pursuant to TRSUs not yet vested. Does include 15,000 shares of Common Stock held by The Matthews Family Trust, a trust formed for the benefit of the spouse and children of Mr. Matthews, of which Mr. Matthews is a trustee. Additionally, does include 56,727 shares of Common Stock credited to Mr. Matthews’ deferral account under the Company’s Nonqualified Deferred Compensation Plan. Mr. Matthews has no voting or dispositive power over shares of Common Stock credited to his deferral account under the Company’s Nonqualified Deferred Compensation Plan.

(5)	Does not include 1,979 shares of Common Stock granted on January 31, 2022 pursuant to TRSUs not yet vested. Does include 27,904 shares of Common Stock credited to Dr. Alutto’s deferral account under the Company’s Nonqualified Deferred Compensation Plan. Dr. Alutto has no voting or dispositive power over shares of Common Stock credited to his deferral account under the Company’s Nonqualified Deferred Compensation Plan.

(6)	Does not include 1,979 shares of Common Stock granted on January 31, 2022 pursuant to TRSUs not yet vested.

(7)	Does not include 1,979 shares of Common Stock granted on January 31, 2022 pursuant to TRSUs not yet vested.

(8)	Does not include 1,979 shares of Common Stock granted on January 31, 2022 pursuant to TRSUs not yet vested.

(9)	Does not include 40,026 shares of Common Stock granted on May 29, 2020 pursuant to TRSUs not yet vested and 17,113 shares of Common Stock granted on May 17, 2021 pursuant to TRSUs not yet vested.

70	2022 PROXY STATEMENT

STOCK OWNERSHIP

(10)	Does not include 879 shares of Common Stock granted on June 9, 2021 pursuant to TRSUs not yet vested and 1,979 shares of Common Stock granted on January 31, 2022 pursuant to TRSUs not yet vested.

(11)	Does not included 1,979 shares of Common Stock granted on January 31, 2022 pursuant to TRSUs not yet vested.

(12)	Does not include 495 shares of Common Stock granted on January 31, 2022 pursuant to TRSUs not yet vested. Mr. Gromek will continue to serve as a Director through the date of the Annual Meeting and is not standing for re-election to the Board.

(13)	Does not include 380 shares of Common Stock granted on November 1, 2021 pursuant to TRSUs not yet vested and 1,979 shares of Common Stock granted on January 31, 2022 pursuant to TRSUs not yet vested.

(14)	Does not include 1,979 shares of Common Stock granted on January 31, 2022 pursuant to TRSUs not yet vested.

(15)	Does not include 16,011 shares of Common Stock granted on May 29, 2020 pursuant to TRSUs not yet vested and 14,354 shares granted on April 5, 2021 pursuant to TRSUs not yet vested.

(16)	Does not include 2,427 shares of Common Stock (inclusive of dividend equivalent shares accrued thereon) granted on December 2, 2019 pursuant to TRSUs not yet vested, 6,004 shares of Common Stock granted on May 29, 2020 pursuant to TRSUs not yet vested and 8,372 shares granted on April 5, 2021 pursuant to TRSUs not yet vested.

(17)	Does not include 16,667 shares granted on June 21, 2021 pursuant to TRSUs not yet vested.

(18)	Does not include 8,006 shares of Common Stock granted on May 29, 2020 pursuant to TRSUs not yet vested and 3,588 shares granted on April 5, 2021 pursuant to TRSUs not yet vested.

2022 PROXY STATEMENT	71

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the Company’s Common Stock.

Name of Beneficial Owner	Shares Beneficially Owned	Percent of Class
BlackRock, Inc.(1)	2,117,718	14.7%
The Vanguard Group, Inc.(2)	1,319,726	9.2%
Invesco Ltd.(3)	1,228,331	8.6%
FMR LLC(4)	991,206	6.9%

Notes to the Stock Ownership of Certain Beneficial Owners Table

(1)	According to a Statement on Schedule 13G filed with the SEC on February 7, 2022, as of December 31, 2021, BlackRock, Inc., a Delaware corporation with an address of 55 East 52nd Street, New York, New York 10055, had sole voting power with respect to 2,100,236 shares and sole dispositive power with respect to 2,117,718 shares. According to the Schedule 13G, the interest of one person, iShares Core S&P Small-Cap ETF, is more than five percent of the total outstanding Common Stock of the Company.

(2)	According to a Statement on Schedule 13G filed with the SEC on February 9, 2022, as of December 31, 2021, The Vanguard Group, Inc., a Pennsylvania corporation with an address of 100 Vanguard Boulevard, Malvern, Pennsylvania 19355, had shared voting power with respect to 26,992 shares, sole dispositive power with respect to 1,281,294 shares, and shared dispositive power with respect to 38,432 shares.

(3)	According to a Statement on Schedule 13G filed with the SEC on February 10, 2022, as of December 31, 2021, Invesco Ltd., a Bermuda limited company with an address of 1555 Peachtree Street NE, Suite 1800, Atlanta, Georgia 30309, had sole voting power with respect to 1,221,263 shares and sole dispositive power with respect to 1,228,331 shares. According to the Schedule 13G, Invesco Advisers, Inc. is a subsidiary of Invesco Ltd. and it advises the Invesco Global Consumer Trends Fund which owns 6.72% of our Company’s Common Stock. However, no one individual has greater than 5% economic ownership. The shareholders of the Fund have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of our Company’s Common Stock.

(4)	According to a Statement on Schedule 13G filed with the SEC on February 8, 2022, as of December 31, 2021, FMR LLC, a Delaware limited liability company with an address of 245 Summer Street, Boston, Massachusetts 02210, had sole voting power with respect to 262,603 shares and sole dispositive power with respect to 991,206 shares. According to the Schedule 13G, various persons have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of shares, but no such person’s interest in the shares is in excess of five percent of the total shares outstanding.

72	2022 PROXY STATEMENT

STOCK OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Directors, executive officers and any person owning more than 10% of a class of the Company’s stock to file reports with the SEC and NASDAQ regarding their ownership of the Company’s stock and any changes in such ownership. The Company files such reports on behalf of its Directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on the Company’s review of copies of these reports and Director and executive officer certifications, the Company believes that all Section 16(a) filing requirements applicable to its Directors and executive officers were complied with during fiscal 2021.

Certain Relationships and Related Transactions

The Company has a long-standing policy prohibiting its Directors, officers and employees from entering into transactions that present actual or potential conflicts of interest. This policy is reflected in the Company’s Code of Business Conduct and Related Person Transactions Policy, which is in writing and has been adopted by the Board.

The Corporate Responsibility, Sustainability & Governance Committee approves all related person transactions, including related person compensation arrangements. Pursuant to the Company’s Related Person Transactions Policy, each related person is responsible for notifying the Company’s legal department of any potential related party transaction in which such person, or any member of his or her immediate family, may be directly or indirectly involved as soon as he or she becomes aware of such a transaction. The Corporate Responsibility, Sustainability & Governance Committee is to be provided the details of the transaction and determines whether to approve the transaction taking into consideration, among other things: (i) whether the terms of the transaction are fair to the Company and are comparable to the terms that would exist in a similar transaction with an unaffiliated third-party; (ii) whether there are business reasons for the Company to enter into the transaction; (iii) whether the transaction would impair the independence of a non-management director; and (iv) whether the transaction would present or create the appearance of an improper conflict of interest for any related person, taking into account the size of the transaction and the direct or indirect nature of the interest of the related person in the transaction. In addition, the Corporate Responsibility, Sustainability & Governance Committee reviews any ongoing related person transactions on at least an annual basis to ensure that such transactions are being pursued in accordance with the understandings made at the time such transactions were originally approved and if any changes should be pursued.

Based on the Company’s review of its transactions, there were no transactions considered to be a related person transaction during fiscal 2021.

2022 PROXY STATEMENT	73

STOCK PRICE PERFORMANCE GRAPH

The following graph and table compares the cumulative shareholder return on our Common Stock with the return of companies comprising the NASDAQ US Benchmark TR index and the NASDAQ US Benchmark Retail TR Index. The graph and the table below assume that $100 was invested on January 27, 2017 in each of our Common Stock, the NASDAQ US Benchmark TR index and the NASDAQ US Benchmark Retail TR Index.

	FY2017	FY2018	FY2019	FY2020	FY2021
The Children’s Place—“PLCE”	155.72	105.20	66.76	82.20	78.81
NASDAQ US Benchmark TR Index	122.14	121.66	146.88	177.49	206.49
NASDAQ US Benchmark Retail TR Index	134.78	144.34	167.86	232.24	242.91

The table below sets forth the closing price of our Common Stock and the closing indices for the NASDAQ US Benchmark TR Index and the NASDAQ US Benchmark Retail TR Index on the last day of certain of our fiscal years.

	FY2017	FY2018	FY2019	FY2020	FY2021
The Children’s Place—“PLCE”	145.60	92.13	59.67	73.47	70.44
NASDAQ US Benchmark TR Index	2,344.18	2,335.10	2,819.09	3,406.63	3,963.21
NASDAQ US Benchmark Retail TR Index	3,026.13	3,240.82	3,768.85	5,214.30	5,453.85

74	2022 PROXY STATEMENT

PROPOSALS REQUIRING YOUR VOTE

The following three proposals will be presented at the Annual Meeting for your vote. When voting by internet or telephone, you will be instructed how to vote for or against or abstain from voting on these proposals. If you received a printed copy of your proxy materials, space is provided on the proxy card to vote for or against or abstain from voting on each of the proposals.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES FOR DIRECTOR SET FORTH IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

Proposal 1:	Election of Ten Members of the Board Of Directors

The Board has nominated Joseph Alutto, John E. Bachman, Marla Beck, Elizabeth J. Boland, Jane Elfers, John A. Frascotti, Tracey R. Griffin, Katherine Kountze, Norman Matthews and Debby Reiner for election as Directors at the Annual Meeting. If you elect these nominees, they will each hold office until the annual meeting of shareholders to be held in the Spring of 2023 or until their successors have been elected and qualified.

Biographical information regarding the nominees and information regarding the qualifications of the nominees appears beginning on page 31 above under the heading “Corporate Governance at The Children’s Place – Board Nominees for Directors”.

Each of the nominees for Director who receives at least a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be elected. Votes cast include votes for or against each nominee and exclude abstentions and withheld authority. This means that if you abstain from voting or withhold authority to vote for a particular nominee, your vote will not count for or against the nominee. Any nominee in this election who does not receive a majority of the votes cast must promptly offer to tender his or her resignation to the Board. The Corporate Responsibility, Sustainability & Governance Committee will then consider the resignation and make a recommendation to the Board. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of the nominees. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

The Board of Directors recommends a vote FOR all of the nominees for Director listed above.

2022 PROXY STATEMENT	75

PROPOSALS REQUIRING YOUR VOTE

Proposal 2:	Ratification of Selection of Independent Registered Public Accounting Firm

We are asking you to ratify the Audit Committee’s selection of EY as our independent registered public accounting firm for fiscal 2022. The Board considers it desirable and in the best interest of our shareholders to continue the services of EY for fiscal 2022.

Fees

The fees and out-of-pocket expenses billed or expected to be billed by EY for professional services rendered to the Company for fiscal 2021 and fiscal 2020 are set forth below.

	Fiscal 2021	Fiscal 2020
	(in thousands)
Audit Fees	$1,370	$1,390
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	$650	$196
Total	$2,020	$1,586

With respect to fiscal year 2021, Audit Fees represent fees billed or expected to be billed by EY for professional services rendered for the audit of the Company’s annual financial statements for fiscal 2021 and the effectiveness of its internal controls over financial reporting as of January 29, 2022, including the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services related to statutory and regulatory filings, international audits, and engagements for such fiscal year. All Other Fees represent fees billed for non-audit services by EY’s debt capital advisory team in assisting the Company to refinance its revolving credit facility and term loan.

With respect to fiscal year 2020, Audit Fees represent fees billed by EY for professional services rendered for the audit of the Company’s annual financial statements for fiscal 2020 and the effectiveness of its internal controls over financial reporting as of January 30, 2021, including the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and services related to statutory and regulatory filings, international audits, and engagements for such fiscal year. All Other Fees represent fees billed for non-audit services by EY’s debt capital advisory team in assisting the Company to explore potential debt financing options.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit, audit-related, tax and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and also pre-approves certain audit, audit-related, tax and permitted non-audit services, subject to certain dollar limits, to be performed during the year, as appropriate. All other audit and non-audit services are subject to pre-approval by the Audit Committee on an engagement-by-engagement basis after taking into account whether the provision of such services by the Company’s independent registered public accounting firm would be compatible with maintaining such firm’s independence.

Representatives of EY are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. If you hold your shares in your name and you submit your

76	2022 PROXY STATEMENT

PROPOSALS REQUIRING YOUR VOTE

proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. If your broker holds your shares, your broker is entitled to vote your shares in favor of or against this proposal.

If the shareholders should fail to ratify the selection of the independent registered public accounting firm, the Audit Committee will designate an independent registered public accounting firm as required under the rules of the Exchange Act and in accordance with its Charter.

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst &
Young LLP as the Company’s independent registered public accounting firm for fiscal 2022.

2022 PROXY STATEMENT	77

PROPOSALS REQUIRING YOUR VOTE

Proposal 3:	Advisory Vote on Named Executive Officer Compensation

As discussed under the heading “Executive and Director Compensation—Compensation Discussion & Analysis” above, the Company’s executive compensation program is designed to attract, motivate, reward and retain the executive management talent who are expected to advance both the short-term and long-term interests of our shareholders. Additionally, the Company’s compensation practices reflect a pay-for-performance philosophy, whereby a substantial portion of an executive’s potential compensation is tied to performance of the Company.

For these reasons and the others described elsewhere in this Proxy Statement, the Board recommends that, on an advisory basis, the Company’s shareholders vote in favor of approving the compensation of the NEOs as described in the narrative disclosure, tables and footnotes contained in this Proxy Statement (including under the heading “Executive and Director Compensation—Compensation Discussion & Analysis” above and in the Summary Compensation Table for fiscal 2021 above).

The Board recommends approval of the following resolution:

“RESOLVED, that, on an advisory basis, the shareholders approve the compensation of the Company’s named executive officers for the fiscal year ended January 29, 2022, as disclosed in the Company’s Proxy Statement for fiscal 2021 pursuant to the compensation disclosure rules of the Securities and Exchange Commission”.

The above “Say-on-Pay” vote is an advisory vote only and is not binding on the Company, the Human Capital & Compensation Committee or the Board. However, the Board and the Human Capital & Compensation Committee will consider the result of the “Say-on-Pay” vote in future compensation decisions for NEOs. The next “Say-on-Pay” vote will be held at our 2023 annual meeting of shareholders.

The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to approve the advisory vote on named executive officer compensation. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. If you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. If your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

The Board of Directors recommends a vote FOR the resolution approving, on an advisory basis, the compensation of the Company’s NEOs as described in this Proxy Statement.

78	2022 PROXY STATEMENT

OTHER INFORMATION

Admission

We do not require tickets for admission to the meeting but do limit attendance to shareholders on the Record Date or their proxy holders. Please bring proof of your Company stock ownership, such as a current brokerage statement, and photo identification. Only shareholders or their valid proxy holders may attend the meeting.

Voting Information

Who Can Vote. The Company has one class of voting stock outstanding: common stock, par value $0.10 per share (the “Common Stock”). If you were a record owner of Common Stock on March 25, 2022, the Record Date for voting at the Annual Meeting, you are entitled to vote at the Annual Meeting. At the close of business on March 25, 2022, there were 13,519,052 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock has one vote.

How to Vote. You can vote your shares either (1) by proxy, or (2) in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so by mail, using the internet or by telephone. Even if you plan to attend the Annual Meeting, the Board recommends that you vote by proxy.

Voting by Proxy. Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number of shareholders be represented by proxy. You may vote your proxy by mail, using the internet or by telephone, each as more fully explained below. In each case, we will vote your shares as you direct. When you vote your proxy, you can specify whether you wish to vote for or against or abstain from voting on each nominee for Director, the ratification of the selection of EY as the Company’s independent registered public accounting firm for fiscal 2022, and, on an advisory basis, the approval of the fiscal 2021 compensation for the Company’s named executive officers.

If any other matters are properly presented for consideration at the Annual Meeting, the persons named on the voting website and your proxy card as the Proxy Committee (the “Proxy Committee”) will have discretion to vote for you on those matters. At the time this Proxy Statement was printed, we knew of no other matters to be raised at the Annual Meeting. Attending the Annual Meeting alone will not be deemed to revoke your proxy.

•	Vote by Mail
You can vote your shares by completing and mailing the enclosed proxy card to us so that we receive it before 11:59 p.m. (Eastern Daylight Time) on Tuesday, May 10, 2022.

•	Vote by Internet
You can vote your shares via the internet on the voting website, which is www.voteproxy.com. Internet voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Tuesday, May 10, 2022. Our internet voting procedures are designed to authenticate shareholders through individual control numbers. If you received a proxy card in the mail and choose to vote via the internet, you do not need to return your proxy card.

•	Vote by Telephone
If you reside in the United States, Canada or Puerto Rico, you can also vote your shares by telephone by calling the toll-free number provided on the voting website www.voteproxy.com and on the proxy card. Telephone voting is available 24 hours a day, seven days a week, until 11:59 p.m. (Eastern Daylight Time) on Tuesday, May 10, 2022. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate shareholders through individual control numbers. If you received a proxy card in the mail and choose to vote by telephone, you do not need to return your proxy card.

2022 PROXY STATEMENT	79

OTHER INFORMATION

Voting in Person at the Annual Meeting. If you wish to vote in person at the Annual Meeting, written ballots will be available from the ushers at the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. Voting by proxy, whether by mail, using the internet or by telephone, will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote. Attending the Annual Meeting alone will not be deemed to revoke your proxy.

Revocation of Proxies. You can revoke your proxy at any time before it is exercised at the Annual Meeting by taking any one of the following actions: (1) you can follow the instructions given for changing your vote using the internet or by telephone or deliver a valid written proxy with a later date; (2) you can notify the Corporate Secretary of the Company in writing that you have revoked your proxy (using the address in the Notice of Annual Meeting of Shareholders above); or (3) you can vote in person by written ballot at the Annual Meeting.

Quorum. To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present. The quorum for the Annual Meeting is a majority of the outstanding shares of Common Stock of the Company entitled to vote at the Annual Meeting. This majority may be present in person or by proxy. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the Annual Meeting.

Broker Non-Votes. A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal (but, are counted for purposes of determining whether a quorum for the Annual Meeting exists).

Street Name Shareholders. If you are a beneficial owner whose shares are held by a broker, your broker has discretionary voting authority to vote your shares for the ratification of EY, even if your broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on any of the other matters to be voted on at the Annual Meeting without instructions from you, in which case a broker non-vote will occur. It is important that you instruct your broker on how to vote your shares.

Householding. Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s Proxy Statement and annual report may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of any of these documents to you if you request one by writing, calling or emailing as follows: Investor Relations, The Children’s Place, Inc., 500 Plaza Drive, Secaucus, New Jersey 07094; telephone number (201) 558-2400 ext. 14500; or email investor_relations@childrensplace.com. If you want to receive separate copies of the annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address, phone number or email address.

Shareholders of Record. If you are a registered shareholder and do not vote by internet or telephone, or return your voted proxy card, your shares will not be voted. If you submit your proxy card with an unclear voting designation or no voting designation at all, your shares will be voted in favor of the particular proposal by the Proxy Committee.

Confidential Voting. All proxies, ballots and vote tabulations that identify shareholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy whether you vote by mail, using the internet or by telephone. Your vote will not be disclosed to anyone other than the independent tabulator without your consent, except if doing so is necessary to meet legal requirements.

80	2022 PROXY STATEMENT

OTHER INFORMATION

Voting in Director Elections. Under the Company’s Charter, in an uncontested election for Directors (i.e., an election where there are the same number of nominees as seats on the Board up for election), Directors must be elected by a majority of the votes cast at the Annual Meeting. A majority of votes cast is defined to mean that the number of shares voted “for” a Director’s election exceeds 50% of the total number of votes cast “for” and “against” the election of the nominee. Accordingly, an abstention or a withholding of authority to vote for a particular Director nominee will not count for or against that nominee.

If a Director nominee who is an incumbent Director is not re-elected by a majority of the votes cast as set forth above, and no successor has been elected at the Annual Meeting, the Company’s Corporate Governance Guidelines require the Director to promptly offer to tender his or her resignation to the Board.

The Corporate Responsibility, Sustainability & Governance Committee will then make a recommendation to the Board as to whether to accept or reject the tendered resignation or to take other action. The Board will act on the tendered resignation, taking into account the Committee’s recommendation, and will publicly disclose its decision and rationale within 90 days from the date of certification of the election results. The Committee, in making its recommendation, and the Board, in making its decision, may each consider any factors or other information that it considers appropriate or relevant. The Director who tenders his or her resignation shall not participate in the recommendation of the Committee or the decision of the Board with respect to the acceptance or rejection of his or her resignation.

If a Director’s resignation is accepted by the Board, or if a nominee who is not an incumbent Director is not elected, then the Board in its discretion may determine either to fill such vacancy or to reduce the size of the Board.

In contested elections, where there are more nominees than seats on the Board up for election, Directors are elected by a plurality vote. This means that, to the extent of the number of then-available seats on the Board, the nominees who receive the most votes of all the votes cast for Directors will be elected.

Required Vote

Proposal 1: Election of Ten Members of the Board of Directors. Each of the Director nominees who receives at least a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be elected. Votes cast are votes for or against each nominee and exclude abstentions and withheld authority. This means that if you abstain from voting or withhold authority to vote for a particular nominee, your vote will not count for or against the nominee. As more fully described in “Voting in Director Elections” above, any nominee in this election who does not receive a majority of the votes cast must promptly offer to tender his or her resignation to the Board. The Corporate Responsibility, Sustainability & Governance Committee will then consider the resignation and make a recommendation to the Board. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of each of the nominees. Also, as discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed above, if your broker holds your shares, your broker is entitled to vote your shares in favor of or against this proposal.

Proposal 3: Advisory Vote on Named Executive Officer Compensation. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, is required to approve the advisory vote on named executive officer compensation. This means that if you abstain from voting on this proposal, your vote will not count

2022 PROXY STATEMENT	81

OTHER INFORMATION

for or against this proposal. As discussed above, if you hold your shares in your name and you submit your proxy card with an unclear voting designation or no voting designation at all, the Proxy Committee will vote your shares in favor of this proposal. Also, as discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instructions.

Future Shareholder Proposals

Under the rules of the SEC, if you wish us to include a proposal in the proxy statement for next year’s Annual Meeting, we must receive it no later than Friday, December 3, 2022.

Under our Bylaws, if you wish to submit a proposal for consideration at next year’s annual meeting of shareholders, the Corporate Secretary of the Company must receive your proposal not less than 90 days nor more than 120 days prior to May 11, 2023 (the anniversary date of the immediately preceding annual meeting of shareholders); provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the shareholder in order to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting is mailed or such public disclosure of the date of the annual meeting is made, whichever first occurs.

You may obtain a copy of our Bylaws from the Corporate Secretary of the Company. These requirements apply to any matter that a shareholder wishes to raise at the annual meeting of shareholders other than pursuant to the procedures set forth in Rule 14a-8 under the Exchange Act.

Nominations for Director

Nominations for Directors of the Company may be made at an annual meeting of shareholders by the Board or by any shareholder of the Company who complies with the information and timely notice requirements of the Bylaws. In addition, the Corporate Responsibility, Sustainability & Governance Committee will consider Director nominees recommended by shareholders in writing if such candidates meet our criteria for Board membership. The deadline for nominations for next year’s annual meeting of shareholders is the same as described above under “Future Shareholder Proposals”.

Cost and Methods of Soliciting Proxies

We pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited in person by our employees, or by mail, courier, telephone, facsimile or e-mail. In addition, we have retained MacKenzie Partners, Inc. to perform proxy solicitation services for us, involving conducting bank/broker searches, distributing proxy solicitation materials to shareholders, providing information to shareholders from the materials, and soliciting proxies by mail, courier, telephone, facsimile and e-mail. In connection with its retention, MacKenzie Partners, Inc. has agreed to provide consulting and analytic services upon request. We will pay a fee of approximately $16,000 to MacKenzie Partners, Inc., plus out-of-pocket expenses for these services.

Available Information

The Company’s corporate website address is http://corporate.childrensplace.com. The information contained on the Company’s website is not included as a part of, or incorporated by reference into, this Proxy Statement. The Company makes available, free of charge on its website, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company has electronically filed such material with, or furnished it to, the SEC. Also available on the Company’s website are the Company’s Corporate Governance Guidelines, Code of Business Conduct, Anti-Corruption Policy, Insider Trading Policy and Clawback Policy and the charters of the Board Committees. Hard copies of these materials are also available free of charge from the Company’s Investor Relations department.

82	2022 PROXY STATEMENT

OTHER INFORMATION

Other Business

As of the date of this Proxy Statement’s printing, we do not intend to submit any matters to the Annual Meeting other than those set forth herein, and we know of no additional matters that will be presented by others.

By order of the Board of Directors,

Jared E. Shure
Senior Vice President, General Counsel and Corporate Secretary
The Children’s Place, Inc.
500 Plaza Drive
Secaucus, New Jersey 07094
April 1, 2022

2022 PROXY STATEMENT	83

ANNEX A

The Children’s Place, Inc.
Reconciliation of Non-GAAP (Adjusted)
to GAAP Financial Information

(In thousands, except per share amounts)
(Unaudited)

	Year-to-Date Ended
	January 29, 2022	January 30, 2021	February 1, 2020
Net income	$187,171	$(140,365)	$73,300
Non-GAAP adjustments:
Incremental COVID-19 operating expenses	3,085	22,495	—
Asset impairment charges	1,506	38,528	6,039
Inventory provision	—	63,247	—
Accounts receivable	—	1,081	—
Legal reserve	—	302	—
Foreign exchange penalties	—	—	(2,200)
Restructuring costs	2,345	10,509	2,808
Contract termination costs	750	—	—
Debt refinancing	3,679	—	—
Distribution facility start-up costs	—	—	721
Gymboree integration costs	—	640	2,144
Accelerated depreciation	2,858	2,980	3,145
Fleet optimization costs	2,375	3,400	2,297
Aggregate impact of Non-GAAP adjustments	16,598	143,182	14,954
Income tax effect(1)	(4,523)	(37,880)	(4,545)
Prior year uncertain tax positions(2)	—	—	135
Impact of CARES Act	—	(18,309)	—
Net impact of Non-GAAP adjustments	12,075	86,993	10,544
Adjusted net income	$199,246	$(53,372)	$83,844
GAAP net income per common share	12.59	($9.59)	$4.68
Adjusted net income per common share	13.40	($3.65)	$5.36

(1)	The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

(2)	Prior year tax provisions related to uncertain tax positions.

2022 PROXY STATEMENT	A-1

ANNEX A

	Year-to-Date Ended
	January 29, 2022	January 30, 2021	February 1, 2020
Operating Income	$275,648	$(199,915)	$96,358
Non-GAAP adjustments:
Incremental COVID-19 operating expenses	3,085	22,495	—
Asset impairment charges	1,506	38,528	6,039
Inventory provision	—	63,247	—
Accounts receivable	—	1,081	—
Legal reserve	—	302	—
Foreign exchange penalties	—	—	(2,200)
Restructuring costs	2,345	10,509	2,808
Distribution facility start-up costs	—	—	721
Gymboree integration costs	—	640	2,144
Accelerated depreciation	2,858	2,980	3,145
Fleet optimization costs	2,375	3,400	2,297
Contract termination costs	750	—	—
Aggregate impact of Non-GAAP adjustments	12,919	143,182	14,954
Adjusted operating income	$288,567	$(56,733)	$111,312

	Year-to-Date Ended
	January 29, 2022	January 30, 2021	February 1, 2020
Net Sales	$1,915,364	$1,522,598	$1,870,667
GAAP Operating Margin	14.4%	(13.1)%	5.2%
Non-GAAP (Adjusted) Operating Margin	15.1%	(3.7)%	6.0%

A-2	2022 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS OF

THE CHILDREN’S PLACE, INC.

May 11, 2022

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

â  Please detach along perforated line and mail in the envelope provided.  â

00003333333333033000	6	051122
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.		The Board of Directors recommends a vote “FOR” each of the nominees for director.
		1.	To elect the persons listed below to serve as directors of The Children’s Place, Inc. for a one-year term and in each case until his or her successor is duly elected and qualified.

				FOR	AGAINST	ABSTAIN
			Joseph Alutto	☐	☐	☐

			John E. Bachman	☐	☐	☐

			Marla Beck	☐	☐	☐

			Elizabeth J. Boland	☐	☐	☐

			Jane Elfers	☐	☐	☐

			John A. Frascotti	☐	☐	☐

			Tracey R. Griffin	☐	☐	☐

			Katherine Kountze	☐	☐	☐

			Norman Matthews	☐	☐	☐

			Debby Reiner	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposals 2 and 3.

		2.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of The Children’s Place, Inc. for the fiscal year ending January 28, 2023.	☐	☐	☐
		3.	To approve, by non-binding vote, executive compensation as described in the proxy statement.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholders Meeting to Be Held on May 11, 2022:

The proxy statement and form of proxy distributed by the Board of Directors and the Company’s Form 10-K Annual Report for the fiscal year ended January 29, 2022 are available at http://corporate.childrensplace.com under the section “Investor Relations.”

0

THE CHILDREN’S PLACE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE CHILDREN’S PLACE, INC.

The undersigned hereby appoints Robert Helm and Jared Shure (the “Proxy Committee”), and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of The Children’s Place, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of The Children’s Place, Inc. to be held at 500 Plaza Drive, Secaucus, New Jersey 07094, on Wednesday, May 11, 2022, at 8:30 a.m., Secaucus New Jersey time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

The proxies shall vote subject to the directions indicated on the reverse side of this card, and proxies are authorized to vote in their discretion upon other business as may properly come before the meeting to the extent permitted by Rule 14a-4(c) under the Exchange Act. The undersigned hereby revokes all proxies previously given.

If no specification is made, this proxy will be voted with respect to item (1) FOR the Board of Directors’ nominees listed, (2) FOR ratification of the selection of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending January 28, 2023, and (3) FOR the approval, on an advisory basis, of executive compensation.

(Continued and to be signed on the reverse side)

1.1	14475